   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 1998

                                                     REGISTRATION NO. 333-50297
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                                 JEEPERS! INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    7999                    74-2596237
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION     IDENTIFICATION NO.)
     INCORPORATION OR            CODE NUMBERS)
      ORGANIZATION)            60 HICKORY DRIVE
                               WALTHAM, MA 02154
                                (781) 890-1800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                             MR. NABIL N. EL-HAGE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 JEEPERS! INC.
                               60 HICKORY DRIVE
                               WALTHAM, MA 02154
                                (781) 890-1800
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

        NORMAN D. CHIRITE, ESQ.                 MARY A. BERNARD, ESQ.
      WEIL, GOTSHAL & MANGES LLP                   KING & SPALDING
           767 FIFTH AVENUE                  1185 AVENUE OF THE AMERICAS
       NEW YORK, NEW YORK 10153               NEW YORK, NEW YORK 10036
            (212) 310-8000                         (212) 556-2100

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                           PROPOSED
             TITLE OF EACH CLASS OF                    MAXIMUM AGGREGATE                 AMOUNT OF
           SECURITIES TO BE REGISTERED                 OFFERING PRICE(1)            REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share........           $36,800,000                     $10,856
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2) A fee of $10,178 has been previously paid upon the initial filing of the Registration Statement. Accordingly, an additional fee of $678 is being paid herewith.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 Subject to completion, dated May 19, 1998
Prospectus
dated       , 1998

                             2,000,000 Shares


                                      LOGO
                                      LOGO      LOGO
        LOGO
                                  Common Stock

All of the 2,000,000 shares of Common Stock offered hereby are being issued and sold by Jeepers! Inc. (the "Company").

Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for listing of the Common Stock on the Nasdaq Stock Market's National Market ("Nasdaq") under the symbol "JPRS."

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              PRICE TO  UNDERWRITING PROCEEDS TO
                                               PUBLIC    DISCOUNT(1)  COMPANY(2)
--------------------------------------------------------------------------------
Per Share...................................   $           $           $
--------------------------------------------------------------------------------
Total(3).................................... $           $           $
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) The Company and certain stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $900,000.

(3) Certain stockholders have granted the Underwriters 30-day options to purchase up to an aggregate of 300,000 additional shares of Common Stock solely to cover over-allotments, if any, at the per share Price to Public less the Underwriting Discount. If the Underwriters exercise these options in full, the total Price to Public, Underwriting Discount and Proceeds to
    Company will be $         , $          and $         , respectively. See
    "Underwriting."

The shares of Common Stock are offered by the several Underwriters subject to prior sale when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that certificates for such shares will be available for delivery at the offices
of Piper Jaffray Inc. in Minneapolis, Minnesota on or about             , 1998.

Piper Jaffray Inc.

                       Cowen & Company

                                              Gerard Klauer Mattison & Co., Inc.

[Interior photographs of the Company's Parks and a drawing depicting a typical
                          Jeepers! Park layout.]

Jeepers! and the Jeepers! logo, as well as certain additional names and logos appearing in this Prospectus, are registered trademarks of the Company. This Prospectus also includes names and trademarks of companies other than the Company.

The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim consolidated financial information.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THIS OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all the information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment options, (ii) gives effect to the conversion of all outstanding shares of the Company's Preferred Stock into Common Stock, which conversion will occur immediately prior to the closing of the Offering (the "Preferred Conversion"), and (iii) reflects the one-for-ten reverse stock split of the Company's Common Stock effected in April 1998. See "Description of Capital Stock." All references in this Prospectus to the "Company" include, unless the context otherwise requires, Jeepers! Inc. and its subsidiaries.

                                  THE COMPANY

  The Company owns and operates 15 indoor family theme parks (the "Parks") throughout the United States and is pursuing a rapid expansion strategy. The Company strives to create a unique entertainment destination for families with children ages 2 to 12 by combining a variety of interactive attractions, including amusement park rides, skill games, state-of-the-art simulator games and comfortable family dining, all in a whimsical jungle-themed atmosphere. Jeepers! Parks feature a 1950's-style diner with a diverse menu of high quality food appealing to both children and their parents and offer a full range of birthday party packages that include ride admissions, game tokens, food and special entertainment activities. The Company believes the quality and diversity of attractions and food available at its Parks are a significant competitive advantage and help drive repeat customer visits.

  The Parks average approximately 25,000 square feet in size and incorporate a high level of thematic design, including whimsical jungle imagery, vivid graphics and proprietary mascot characters, creating a unique personality and brand identity. The costumed mascots appear regularly in the Jeepers! Parks to participate in promotional and entertainment activities and are featured on Jeepers! television commercials and logoed merchandise. The Company's interactive attractions include indoor roller coasters known as the Python Pit and the Yak Attack, a multi-level maze of tubes, slides and play elements known as the Jeepers Creepers! Sky Maze and skill games such as Skee Ball and Whack-a-Gator that award tickets redeemable for prizes. The Tiny Rhino Diner offers kids' favorites, such as Pizza Hut(R) pizza, hamburgers, hot dogs and chicken strips, as well as a selection of entrees targeted to adults, such as chicken caesar salads, pasta, and grilled chicken sandwiches. The Company believes the quality and selection of its menu items are a significant attraction for parents.

  The Company enjoys a balanced revenue mix reflecting the diverse attractions at its Parks. The Company generated total Park revenues of approximately $16.4 million in 1997, distributed among four principal revenue sources as follows: amusement park rides, 25.9%; skill and simulator games, 21.2%; dining, 26.0%; and birthday parties, 24.2%. The Company believes this balanced revenue distribution evidences customers' attraction to each of the four key elements of its Parks.

  The Company's objective is to become a leading brand in the location-based entertainment industry. With approximately 40 million children in the United States between the ages of 2 and 12, the Company believes a significant opportunity exists to meet the currently underserved and increasing demand for wholesome family entertainment. In order to capitalize on this opportunity, the Company's growth strategy includes: (i) aggressive development of new Parks, with 12 new Jeepers! Parks planned for 1998 (of which two have already opened, five are under development and the balance are under lease negotiations) and approximately 24 Jeepers! Parks planned for 1999; (ii) building the Jeepers! brand; and (iii) enhancing Park performance.

  The Company has attracted significant attention from shopping center developers as a result of its Parks' proven ability to increase high quality consumer traffic in both new and existing enclosed malls and outdoor strip centers. The Company believes that developers view Jeepers! Parks as an opportunity to distinguish new retail developments from competitors and to revitalize existing properties. In addition, each Jeepers! Park consists of modular components that can be arranged in various combinations to fit into odd-shaped sites. The Company believes that the demonstrated success of the Jeepers! concept in a variety of retail environments, as well as its modular Park design, facilitate the Company's rapid expansion.

  The Company believes its Jeepers! Parks produce attractive unit economics. During the six-month period ended March 29, 1998, the six Jeepers! Parks open for the entire period generated average revenues of approximately $1.1 million for such six-month period and average Park EBITDA margin of 19.3%. Excluding the Company's initial Jeepers! prototype Park, the eight Jeepers! Parks open as of April 30, 1998 required an average capitalized investment of approximately $950,000, net of landlord contributions, loans and other incentives (excluding average pre-opening costs of approximately $64,000). The Company has incurred net operating losses in each of the last three fiscal years and there can be no assurance that the Company will be able to achieve or sustain revenue growth or profitability in the future.

  The Company was incorporated in 1988 in Texas and was reincorporated in Delaware in 1991. The Company's principal executive offices are located at 60 Hickory Drive, Waltham, Massachusetts 02154 and its telephone number is (781) 890-1800.

                                ----------------

  The Company has adopted a fiscal year of 52 or 53 weeks that ends on the Sunday closest to December 31. In this Prospectus, the fiscal years ended on January 2, 1994, January 1, 1995, December 31, 1995, December 29, 1996, December 28, 1997, January 3, 1999 and January 2, 2000 are referred to as fiscal 1993, 1994, 1995, 1996, 1997, 1998 and 1999, respectively. Each of these fiscal years contains 52 weeks, except for fiscal 1998, which will contain 53 weeks.

                                  THE OFFERING

Common Stock offered by the         2,000,000 shares
 Company...........................
Common Stock to be outstanding      6,599,623 shares (1)
 after the Offering................
Use of proceeds.................... To fund the development of new Parks and for general corporate purposes. See "Use of
                                    Proceeds."
Proposed Nasdaq symbol............. JPRS

--------

(1) Excludes (i) 762,060 shares of Common Stock issuable upon exercise of options outstanding as of the date of this Prospectus or granted effective upon the completion of the Offering, and (ii) 152,500 shares of Common Stock issuable upon exercise of warrants outstanding as of the date of this Prospectus. See "Management--Employment Agreement," "Management--Stock Incentive Plans," "Certain Relationships and Related Transactions" and "Description of Capital Stock."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
         (In thousands, except per share data and Park operating data)

                                     FISCAL YEAR              QUARTER ENDED
                              ---------------------------  -------------------
                                                           MARCH 30, MARCH 29,
                               1995     1996      1997       1997      1998
                              -------  -------  ---------  --------- ---------
STATEMENT OF OPERATIONS
 DATA:
Revenues....................  $ 7,648  $10,070  $  16,372   $ 3,667  $   7,206
Costs and expenses:
  Cost of revenues..........    1,270    2,263      3,495       823      1,307
  Operating payroll and
   benefit costs............    2,422    2,961      4,594     1,020      1,875
  Other operating expenses..    2,983    3,303      5,908     1,096      2,306
  General and administrative
   expenses.................    3,001    3,038      4,114       849      1,141
  Pre-opening costs.........      --       202        369        14         16
  Depreciation and
   amortization.............      681      867      1,173       263        419
  Impairment and park
   closing costs............        8      750      1,648       --         --
                              -------  -------  ---------   -------  ---------
Income (loss) from
 operations.................   (2,717)  (3,314)    (4,929)     (398)       142
Interest income (expense),
 net........................       99     (278)       329        98          4
                              -------  -------  ---------   -------  ---------
Net income (loss) (1).......  $(2,618) $(3,592) $  (4,600)  $  (300) $     146
                              =======  =======  =========   =======  =========
Unaudited pro forma net
 income (loss) per share of
 common stock (2)...........                    $   (1.03)           $    0.03
                                                =========            =========
Weighted average number of
 shares used in calculating
 unaudited pro forma net
 income (loss) per share of
 common stock...............                    4,458,697            4,544,026
                                                =========            =========
SELECTED PARK OPERATING DATA
 (3):
Number of Parks owned at
 period end:
  Jeepers! Parks............        0        2          8         2          8
  All Parks (4).............        5        7         14         7         13
Average weekly sales:
  Jeepers! Parks............  $   --   $44,965  $  42,175   $54,968    $44,935
  All Parks (4).............   20,715   29,380     31,870    35,305     38,352
Average Park EBITDA margin
 (4)(5).....................     10.8%    14.7%      15.3%     20.9%      24.8%

                         MARCH 29, 1998
                  -----------------------------
                                 PRO FORMA AS
                  PRO FORMA (6) ADJUSTED (6)(7)
                  ------------- ---------------
BALANCE SHEET
 DATA:
Cash and cash
 equivalents.....    $ 3,914        $30,914
Working capital..        (47)        26,952
Total assets.....     22,739         49,739
Long-term debt,
 including
 current portion.      2,425          2,425
Stockholders'
 equity..........     15,236         42,236

--------

(1) Since its inception, the Company has incurred net operating losses. Accordingly, the Company has made no provision for income taxes payable. At December 28, 1997, the Company had a net operating loss carryforward of approximately $16.0 million, subject to limitations as set forth in Section 382 of the Internal Revenue Code of 1986, as amended. A full valuation reserve has been established for all net deferred tax assets. See Note 10 of Notes to Consolidated Financial Statements.

(2) Unaudited pro forma net income (loss) per share of common stock was computed by dividing net income (loss) by the weighted average number of shares outstanding after giving effect to the Preferred Conversion. See Notes 6 and 13 of Notes to Consolidated Financial Statements.
(3) Excludes two Jeepers Jr! centers opened in 1996 which are operated inside Toys "R" Us Kids World superstores. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4) Includes Jeepers! Parks and earlier-generation Parks known as Jungle Jim's Playlands. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(5) Represents, for each period presented, income from Park operations before Park depreciation and amortization divided by Park revenue. EBITDA should not be considered as an alternative measure of operating results or cash flow from operations (as determined by generally accepted accounting principles). The Company, however, believes that average Park EBITDA margin provides useful information regarding the operating performance of its Parks.
(6) Pro forma to reflect the Preferred Conversion.

(7) Adjusted to reflect the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $15.00 per share and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  An investment in the Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be carefully considered in evaluating an investment in the Common Stock offered hereby. Certain statements contained herein under "Prospectus Summary," "Risk Factors," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including, without limitation, those concerning
(i) the Company's strategy, (ii) the Company's capital expenditures and (iii) the number of new Jeepers! Parks the Company expects to open in 1998 and 1999, constitute forward-looking statements under applicable securities laws. Because such statements are subject to a number of assumptions, risks and uncertainties, actual results may differ materially from those projected. Factors that could cause such differences include, but are not limited to, those discussed below.

LIMITED RELEVANT OPERATING HISTORY AND HISTORY OF LOSSES

  The Company opened its first-generation Jungle Jim's Playland family theme park in 1988 and has reevaluated and updated its concept, introducing its second-generation Jungle Jim's Playland in 1993. The Company first introduced the Jeepers! Park concept in January 1996, and the Jeepers! Parks are expected to account for the substantial majority of the Company's revenues in the foreseeable future. Consequently, the Company has a limited relevant operating history upon which an evaluation of its prospects can be based. The Company has incurred net losses and experienced negative cash flow from operations since inception and expects to incur a net loss in fiscal 1998. The Company experienced net losses of approximately $3.6 million and $4.6 million in fiscal 1996 and fiscal 1997, respectively, and net income of $146,000 in the quarter ended March 29, 1998. At March 29, 1998, the Company had an accumulated deficit of approximately $19.9 million. There can be no assurance that the Company will be able to achieve or sustain revenue growth or profitability. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH EXPANSION

  The Company's continued growth depends on its ability to successfully open new Jeepers! Parks on a timely and profitable basis. The Company currently plans to open 12 new Parks in 1998 (of which two have already been opened) and approximately 24 new Parks in 1999. The Company's ability to achieve its expansion plans will depend on a variety of factors, some of which are beyond its control. These factors include, among others, availability of attractive sites on acceptable terms, securing required governmental permits and approvals in a timely fashion, adequate supervision of construction, hiring, training and retention of skilled management and other personnel, availability of adequate financing, timely completion of new retail developments in which the Company plans to open new Parks, and successful integration of new Parks into the Company's existing operations. There can be no assurance that the Company will be successful in opening the planned number of Parks in a timely manner, or that, if opened, such Parks will be operated profitably. The Company's expansion plans contemplate entering new geographic regions in which the Company has no operating experience and which may have different demographic characteristics than its existing markets. There can be no assurance as to the level of demand for the Jeepers! concept in markets outside of the regions in which the existing Jeepers! Parks are located. Profitability may be adversely affected by costs associated with developing a significant number of new Parks over a relatively short time period and by the fact that in clustering Parks, revenues at existing Parks could be adversely affected by new Parks opened by the Company in the same market. New Parks typically incur above-average operating costs during the first several months of operation, which have a material adverse effect on the profitability of such Parks during such period. There can be no assurance that the Company will be able to achieve its planned expansion or that its expansion will be profitable. Failure of the Company to achieve its planned expansion on a profitable basis would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Growth Strategy."

DEPENDENCE ON ABILITY TO SECURE SITES

  The success of the Company's growth strategy and expansion plans are dependent on its ability to develop Parks in attractive locations with acceptable lease terms. The availability of attractive sites can be adversely affected by changes in the national, regional and local economic climate, demographic changes, and changes in real estate, zoning and tax laws. In addition, the Company faces intense competition for available space from a variety of large format retailers. As a result of the foregoing, there can be no assurance that the Company will be able to locate, lease or develop attractive sites on terms it considers acceptable. The failure of the Company to develop Parks in attractive locations or to lease Parks on acceptable terms could result in an inability to implement fully its growth strategy, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Growth Strategy" and "Business--Site Selection."

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FUNDING

  The Company estimates that capital expenditures during fiscal 1998 will be approximately $14.0 million in the aggregate and that capital expenditures during fiscal 1999 will be approximately $22.0 million in the aggregate. Although the Company expects that the net proceeds of the Offering, combined with the cash flow from operations, equipment leases and the Company's $5.0 million secured loan facility will be sufficient to fund its capital requirements at least through the end of fiscal 1999, there can be no assurance that this will be the case. The Company has experienced negative cash flow from operations of approximately $2.2 million, $1.1 million and $1.3 million in fiscal 1995, fiscal 1996 and fiscal 1997, respectively. If future actual cash flows from operations fail to meet the Company's expectations, costs and capital expenditures exceed the amounts anticipated, landlord contributions, loans and other incentives are lower than expected or the Company is required to reduce prices in order to respond to competitive pressures, the Company may be required to seek additional capital earlier than anticipated. There can be no assurance that such additional financing will be available on acceptable terms. Further, the Company anticipates that it may need additional capital to continue its expansion plans beyond 1999. There can be no assurance that additional capital to fund expansion beyond 1999 will be obtained on terms acceptable to the Company, if at all. The issuance of additional equity securities by the Company will result in dilution to the then-existing stockholders. Moreover, if adequate funds are not available, the Company may be required to curtail its projected growth, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

MANAGEMENT OF GROWTH

  The Company's rapid expansion has strained the Company's existing management, information systems and financial controls. There can be no assurance that the Company will be able to respond on a timely basis to all of the changing demands that its planned expansion will impose on management and such systems and controls. The failure to continue to evaluate and improve management, information systems and financial controls or unexpected difficulties encountered during expansion could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company may seek acquisition opportunities in order to gain access to attractive real estate in strategic markets throughout the United States. The Company does not currently have any acquisitions planned or under negotiation. Furthermore, there can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, obtain financing on acceptable terms, complete acquisitions or expand into new markets. There can also be no assurance that future acquisitions will not have a material adverse effect upon the Company's operating results, particularly in the fiscal quarters immediately following the completion of an acquisition while the acquisition is being integrated into the Company's operations. As of the date of this Prospectus, the Company does not have any definitive agreements, arrangements or understandings regarding any particular acquisition.

SMALL PARK BASE

  The Company currently operates 15 Parks. As a result, the operating results achieved to date by the Company's relatively small number of Parks may not be indicative of the future operating results of the Company with a larger number of Parks. In addition, operating results vary from Park to Park. Due to the Company's small Park base, poor operating results at any one or more Parks could materially adversely affect the Company's results of operations.

DEPENDENCE UPON KEY PERSONNEL

  The Company's future success depends in large part on the continued services of its senior management and the Company's ability to attract, motivate and retain highly qualified employees. In particular, the Company is highly dependent on the services of Nabil N. El-Hage, the Company's President, Chief Executive Officer and Chairman of the Board of Directors (the "Board"). In addition, as the Company expands its operations, the success of its business will depend increasingly upon the Company's ability to attract and retain additional skilled management personnel. Competition for such employees is intense. Accordingly, the loss of services of Mr. El-Hage or other members of senior management or the inability to attract additional personnel as needed could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

COMPETITION

  Competition in the location-based entertainment industry is intense. The Company competes principally with national chains such as Chuck-E-Cheese, Discovery Zone and potentially Club Disney (if it pursues its publicly announced expansion plans), as well as a broad array of smaller chains and independent operators in each of its markets. In addition, the Company competes with children's themed restaurant chains that provide ancillary entertainment (such as games and indoor and outdoor playgrounds) and merchandise offerings and do not charge admission fees. While the Company believes that its Parks are distinctive in design and unique in the variety of entertainment attractions offered, it is aware that its competitors may operate with similar concepts. There can be no assurance that the Company's competitors will not adopt concepts similar to those of the Company or be more successful in establishing businesses using similar concepts, or that such competitors will not be more successful than the Company in developing and marketing other concepts. Many of the Company's competitors are well established with significantly greater financial, marketing and other resources than the Company. Some of the Company's competitors have been in existence for substantially longer periods than the Company and may be better established in the areas where the Company's Parks are located or in the markets where the Company plans to expand in the future. In addition, the Company's profitability depends not only on its ability to compete successfully against similar or comparable businesses, but also upon consumers' choice of the type of entertainment the Company's Parks provide over other available forms of entertainment, including, but not limited to, other indoor and outdoor theme parks, travelling carnivals, movies, sporting events, local youth sports leagues and other seasonal activities. There can be no assurance that the Company will be able to respond to various competitive factors affecting the location-based entertainment industry. See "Business-- Competition."

RELIANCE ON RELATIONSHIP WITH PIZZA HUT

  The Company has entered into certain non-exclusive license arrangements (collectively, the "Pizza Hut Agreements") with Pizza Hut, Inc. ("Pizza Hut"), pursuant to a master license agreement. The Pizza Hut Agreements enable the Company to market Pizza Hut(R) pizza and other products in the Company's Parks. The Pizza Hut Agreements provide for a license-term of ten years from the commencement of the license at each licensed location and may be terminated under certain circumstances. There can be no assurance that such arrangements will not be terminated or that the Company will be able to extend any of its license arrangements upon their expiration. In addition, in franchised Pizza Hut territories, it may be necessary to obtain the consent of the franchisee to enter into a Pizza Hut Agreement. The Company was unable to obtain a Pizza Hut license with respect to one of its first-generation Jungle Jim's Playlands. There can be no assurance that the Company will be able to obtain Pizza Hut licenses for its new Parks in the future on terms acceptable to the Company, if at all. The termination of the Pizza Hut Agreements and the inability of the Company to replace such agreements with comparable arrangements or the inability to obtain Pizza Hut Agreements or comparable arrangements for new Parks, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Relationship with Pizza Hut."

SUPPLY RISKS

  The Company is dependent on a limited number of suppliers for its amusement park rides. Each of the Company's amusement park rides is currently supplied by a single supplier. Although the Company believes alternative suppliers for its amusement park rides are available, there can be no assurance that the Company would be able to replace any of its existing suppliers in a timely manner or on terms acceptable to the Company. The Company's inability to obtain amusement park rides from its existing suppliers could result in delays, interruptions and increased costs in the opening of new Parks and the operation of existing Parks, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company is dependent on frequent deliveries of fresh or frozen poultry, beef, produce and other foods. Shortages or interruptions in the supply of fresh or frozen poultry, beef, produce and other foods, which may be caused by adverse weather or other conditions, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Park Operations and Management."

GOVERNMENT REGULATION AND LABOR COSTS

  The Company is subject to federal, state and local government regulation relating to the operation of its amusement park rides and food service facilities, as well as regulations relating to building and zoning requirements, environmental compliance, and the Company's relationship with its employees, including minimum wage requirements, health benefits, unemployment taxes and sales taxes, overtime and working conditions, and citizenship requirements. The failure to obtain or retain required licenses could adversely affect the operations of the Company's Parks. A significant number of the Company's hourly personnel at its Parks are paid at rates related to the federal minimum wage. Accordingly, legislated increases in the federal minimum wage, as well as increases in additional labor cost components, such as employee benefit costs, workers' compensation insurance rates or other costs associated with employees, would increase the labor costs at the Company's Parks, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company is subject to local health board ordinances for the manufacture, handling, storage and labeling of food products in its kitchens. The failure by the Company to comply with laws regulating its business, together with future changes in existing regulations, may adversely affect the Company's business. See "Business--Government Regulation and Labor Costs."

RISK OF INJURY CLAIMS

  The nature of the activities conducted in the Company's Parks entails the potential risk of bodily injuries to children participating in such activities, for which the Company maintains general liability insurance and excess insurance coverage. The Company believes that its current level of insurance coverage is adequate for its existing and currently planned Parks. Although the Company's Parks are designed, constructed and tested with an emphasis on children's safety and security, there can be no assurance that injuries will not occur in the future or that claims against the Company will not be asserted as a result of such injuries. Any successful claim against the Company in excess of the Company's insurance limits could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the potential harm to the Company's reputation that may result from bodily injuries occurring in its Parks could result in loss of market share and could have a material adverse effect on the Company's business, financial condition and results of operations.

VARIABILITY OF RESULTS OF OPERATIONS; FLUCTUATIONS IN QUARTERLY RESULTS

  The Company's sales and earnings fluctuate seasonally. Although Parks in different markets are subject to different seasonal influences, historically the Company has generated the highest average Park revenue during its first and third fiscal quarters, due to seasonal weather changes and school vacation periods, respectively, and the lowest average Park revenue during the fourth fiscal quarter. In addition, quarterly results are significantly affected by the timing of new Park openings, since new Parks are less profitable during their first several months of operation and the Company expenses pre-opening costs as incurred. Accordingly, to the extent that Park openings are concentrated in any fiscal period, results of operations for such fiscal period may be materially adversely affected. As a result of the combined impact of seasonality and the timing of new Park openings, operating margins and profitability may fluctuate significantly from quarter to quarter. Results for any quarter are not indicative of results that will be achieved for any other quarter or for the full fiscal year. Unexpected fluctuations in the Company's results of operations could have an adverse impact on the prevailing market price for the Common Stock. See "--Possible Volatility of Common Stock Price" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Quarterly Results."

INTELLECTUAL PROPERTY

  Jeepers!, Jeepers! Food, Fun and a Monkey, Jeepers Jr!, Jungle Jim's Playland and Tiny Rhino Diner, together with their associated logos, as well as Jungle Play and Kidding Around, are registered trademarks of the Company. All depictions of any characters illustrated herein, including the designs for each of "JJ," "Trish," "Kronkle" and "Jungle Jim," represent trademarks currently used by the Company in its business. The Company believes that such trademarks have significant value to the Company and are important to the marketing of the Company's concepts. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of the Company's rights or the use by others of features based upon, or otherwise similar to, those of the Company. In addition, although the Company believes that its trademarks have been independently developed, there can be no assurance that any of the trademarks used by the Company do not or will not violate the proprietary rights of others, that the trademarks will be upheld if challenged, or that the Company will not be prevented from using the trademarks, any of which could have a material adverse effect on the Company. See "Business--Intellectual Property."

RISKS ASSOCIATED WITH THE LOCATION-BASED ENTERTAINMENT INDUSTRY

  The location-based entertainment industry can be affected significantly by many factors, including changes in consumer tastes and preferences, seasonality, demographic trends, traffic patterns and the type, number and location of competitors. Factors such as inflation, increased food, labor and health costs and the lack of availability of an adequate number of hourly employees may also adversely affect the Company's industry. Further, the Company's profits are dependent on discretionary spending by consumers, particularly by consumers living in the communities in which the Parks are located. A significant weakening in the national economy or any of the local economies in which the Company operates may cause the Company's patrons to curtail discretionary spending which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations.

ABSENCE OF PUBLIC MARKET FOR COMMON STOCK; DETERMINATION OF INITIAL PUBLIC OFFERING PRICE

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiations among the Company and the representatives of the Underwriters. There can be no assurance that an active trading market for the Common Stock will develop or continue after the completion of the Offering or that the market price of the Common Stock will not decline below the initial public offering price. See "Underwriting."

POSSIBLE VOLATILITY OF COMMON STOCK PRICE

  The market price of the Common Stock could fluctuate significantly in response to quarterly operating results and other factors, including many over which the Company has no control and that may not be directly related to the Company. The stock market has from time to time experienced extreme price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of particular companies. Fluctuations or decreases in the trading price of the Common Stock may adversely affect the liquidity of the trading market for the Common Stock and, in the event that the Company seeks to raise capital through future equity financings, the Company's ability to raise such equity capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

CONTROL BY CERTAIN STOCKHOLDERS

  Following the Offering, Centre Capital Investors L.P., a private investment partnership ("CCI"), and its affiliates and related entities will beneficially own or control approximately 36.6% of the outstanding shares of Common Stock. Accordingly, CCI will have the ability to significantly influence the results of any matter submitted to the stockholders for approval, including fundamental corporate transactions and the election of directors. See "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have outstanding 6,599,623 shares of Common Stock, of which the 2,000,000 shares sold pursuant to the Offering will be freely tradeable without restriction or further registration under the Securities Act, except for any of such shares held by "affiliates" (as defined under Rule 405 of the Securities Act) of the Company. The holders of the remaining 4,599,623 shares of Common Stock (the "Restricted Shares") will be entitled to sell their shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 promulgated thereunder or otherwise in accordance with the Securities Act. All of the Restricted Shares have been owned by the holders thereof for more than one year. Of such Restricted Shares, 519,983 are owned by non-affiliates of the Company and, as a result, will be tradeable upon completion of the Offering without compliance with the restrictions under Rule 144, and 4,079,640 are owned by affiliates of the Company and, as a result, will be eligible for sale pursuant to Rule 144, subject to certain restrictions, upon completion of the Offering. Certain holders of Common Stock have agreed to certain restrictions on their ability to sell Common Stock for 180 days following the Offering. See "Underwriting." The Company intends to file a registration statement on Form S-8 covering all shares of Common Stock issuable upon exercise of stock options in effect on the date of this Prospectus and stock options or other Benefits (as defined herein) to be granted under the Company's 1998 Incentive Plan (as defined herein). The Company has outstanding stock options with respect to an aggregate of approximately 622,060 shares of Common Stock as of the date of this Prospectus. In addition, the Company has approved the grant under the 1998 Incentive Plan of options to purchase 140,000 shares of Common Stock to the Company's President and Chief Executive Officer, effective upon the completion of the Offering. Upon such registration on Form S-8, an additional 762,060 shares of Common Stock, together with any additional shares of Common Stock which will be issuable pursuant to stock options or other Benefits to be granted under the 1998 Incentive Plan, will be eligible for sale in the public market. In addition, the stockholders' agreement among the Company and its principal stockholders, which will become effective upon the completion of the Offering, provides for certain demand and "piggyback" registration rights. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock and the ability of the Company to raise capital through a public offering of its equity securities. See "Shares Eligible for Future Sale," "Principal Stockholders" and "Description of Capital Stock."

NO DIVIDENDS

  The Company has never declared or paid cash dividends. The Company currently intends to retain all future earnings for the operation and expansion of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

IMMEDIATE AND SUBSTANTIAL DILUTION

  The purchasers of Common Stock offered hereby will suffer an immediate and substantial dilution of $8.61 in pro forma net tangible book value per share from the initial public offering price and may incur additional dilution upon the exercise of stock options and warrants. See "Dilution."

ANTI-TAKEOVER PROVISIONS

  The Restated Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation") authorizes the Board to issue from time to time one or more series of preferred stock, up to an aggregate of 5,000,000 shares of preferred stock, and to fix the designation, privileges, preferences and rights of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued by the Company in the future. Moreover, the issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of the voting stock of the Company. In addition, the Company is subject to certain anti-takeover provisions of the Delaware General Corporation Law, which could have the effect of discouraging, delaying or preventing a change of control of the Company. See "Description of Capital Stock--New Preferred Stock" and "Description of Capital Stock--Certain Provisions of Delaware Law."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $15.00 per share are estimated to be approximately $27.0 million million, after deducting the underwriting discount and estimated Offering expenses.

  The Company intends to use approximately $21.0 million of the net proceeds of the Offering to finance the development of new Jeepers! Parks during the next twelve months. To the extent landlord contributions, loans and other incentives are lower than expected, the Company may use a larger portion of the net proceeds to finance the development of new Parks. The balance of the net proceeds from the Offering will be used to finance the development of Jeepers! Parks in subsequent periods and for general corporate purposes. The Company may also use a portion of the net proceeds for the acquisition of businesses that are complementary to that of the Company. However, the Company does not currently have any acquisitions planned or under negotiation. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, investment-grade, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends. The Company currently intends to retain all future earnings for the operation and expansion of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of the Board and will depend upon the Company's results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by the Board. In addition, the Company anticipates that loan facilities it may enter into in the future may restrict the Company's ability to pay cash dividends.

                                CAPITALIZATION

  The following table sets forth, at March 29, 1998, (i) the cash and actual capitalization of the Company, (ii) the cash and pro forma capitalization of the Company, giving effect to the Preferred Conversion and the authorization of 5,000,000 shares of undesignated preferred stock, and (iii) such cash and pro forma capitalization as adjusted to reflect the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $15.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                        MARCH 29, 1998
                                                 -------------------------------
                                                                      PRO FORMA
                                                 ACTUAL   PRO FORMA  AS ADJUSTED
                                                 -------  ---------  -----------
  Cash and cash equivalents..................... $ 3,914  $  3,914     $30,914
                                                 =======  ========     =======
  Long-term debt (including current portion).... $ 2,425  $  2,425     $ 2,425
  Stockholders' equity:
    Existing Preferred Stock (1)................  46,318       --          --
    New Preferred Stock, $0.01 par value,
     5,000,000 shares authorized; no shares
     issued and outstanding.....................     --        --          --
    Common Stock, $0.01 par value, 30,000,000
     shares authorized; 180,500 shares issued
     and outstanding; 4,599,623 shares issued
     and outstanding, pro forma; 6,599,623
     shares issued and outstanding, pro forma as
     adjusted (2)...............................       2        46          66
    Additional paid-in capital..................     606    35,128      62,108
    Cumulative accretion of redeemable
     convertible preferred stock................ (11,752)      --          --
    Unrealized gain on available-for-sale
     marketable securities......................      10        10          10
    Accumulated deficit......................... (19,948)  (19,948)    (19,948)
                                                 -------  --------     -------
      Total stockholders' equity................ (31,082)   15,236      42,236
                                                 -------  --------     -------
      Total capitalization...................... $17,661  $ 17,661     $44,661
                                                 =======  ========     =======

--------

(1) The Company is authorized to issue 961,377 shares of Series A Preferred Stock, 441,936 shares of Series B Preferred Stock, 11,077,508 shares of Series C Preferred Stock, 961,377 shares of Series D Preferred Stock and 25,000,000 shares of Series F Preferred Stock, each having a par value of $1.00 per share (collectively, the "Existing Preferred Stock"). Immediately prior to the closing of the Offering, all outstanding shares of Existing Preferred Stock, together with all accrued and unpaid dividends thereon, will convert automatically into shares of Common Stock at the applicable conversion price thereof. See "Description of Capital Stock."

(2) Excludes (i) 762,060 shares of Common Stock issuable upon exercise of options outstanding as of the date of this Prospectus or granted effective upon the completion of the Offering, and (ii) 152,500 shares of Common Stock issuable upon exercise of warrants outstanding as of the date of this Prospectus. See "Management--Employment Agreement," "Management-- Stock Incentive Plans," "Certain Relationships and Related Transactions" and "Description of Capital Stock."

                                   DILUTION

  The pro forma net tangible book value of the Company as of March 29, 1998, giving effect to the Preferred Conversion, was approximately $15.2 million, or $3.30 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the Company's net tangible worth (tangible assets less liabilities) by the aggregate number of shares of Common Stock outstanding pro forma for the Preferred Conversion. After giving effect to the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $15.00 per share and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company as of March 29, 1998 would have been approximately $42.2 million, or $6.39 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $3.09 per share to existing stockholders and an immediate dilution of $8.61 per share to new investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share (mid-range)....        $15.00
     Pro forma net tangible book value per share as of March 29,
      1998........................................................  $3.30
     Increase per share attributable to new investors.............   3.09
                                                                    -----
   Pro forma net tangible book value per share after the Offering.          6.39
                                                                          ------
   Dilution per share to new investors............................        $ 8.61
                                                                          ======

  The following table sets forth as of March 29, 1998, giving effect to the Preferred Conversion, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new investors (at an assumed initial public offering price of $15.00 per share):

                                                                         AVERAGE
                                   SHARES PURCHASED  TOTAL CONSIDERATION  PRICE
                                   ----------------- -------------------   PER
                                    NUMBER   PERCENT   AMOUNT    PERCENT  SHARE
                                   --------- ------- ----------- ------- -------
   Existing stockholders.......... 4,599,623   69.7% $35,890,368   54.3% $ 7.80
   New investors.................. 2,000,000   30.3   30,000,000   45.7%  15.00
                                   ---------  -----  -----------  -----
       Total...................... 6,599,623  100.0% $65,890,368  100.0% $ 9.98
                                   =========  =====  ===========  =====

  The foregoing table excludes (i) 622,060 shares of Common Stock issuable upon exercise of options outstanding as of the date of this Prospectus (at a weighted average exercise price of $7.48 per share) and 140,000 shares of Common Stock issuable upon exercise of options granted effective upon completion of the Offering (at an exercise price equal to the initial public offering price) and (ii) 152,500 shares of Common Stock issuable upon exercise of warrants outstanding as of the date of this Prospectus (at a weighted average exercise price of $14.71 per share). To the extent these options and warrants are exercised, there will be further dilution to new investors. See "Management--Employment Agreement," "Management--Stock Incentive Plans," "Certain Relationships and Related Transactions" and "Description of Capital Stock."

                     SELECTED CONSOLIDATED FINANCIAL DATA

                  (In thousands, except per share data)

  The following selected consolidated financial data for each of the five years in the period ended December 28, 1997 are derived from the Consolidated Financial Statements of the Company which have been audited by Ernst & Young LLP, independent auditors. The financial data for the quarters ended March 30, 1997 and March 29, 1998 are derived from the unaudited consolidated financial statements of the Company. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for such periods. Operating results for the quarter ended March 29, 1998 are not necessarily indicative of the results that may be expected for the entire year ending January 3, 1999. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this Prospectus.

                                                FISCAL YEAR                            QUARTER ENDED
                          -------------------------------------------------------- ----------------------
                                                                                    MARCH 30,   MARCH 29,
                           1993       1994       1995        1996         1997         1997       1998
                          -------  ---------- ---------- ------------ ------------ ------------ ---------
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $ 7,281   $ 7,466    $  7,648    $ 10,070    $  16,372     $  3,667   $   7,206
Costs and expenses:
  Cost of revenues......      932       986       1,270       2,263        3,495          823       1,307
  Operating payroll and
   benefit costs........    2,835     2,431       2,422       2,961        4,594        1,020       1,875
  Other operating
   expenses.............    2,712     3,144       2,983       3,303        5,908        1,096       2,306
  General and
   administrative
   expenses.............    2,429     3,065       3,001       3,038        4,114          849       1,141
  Pre-opening costs.....      --        --          --          202          369           14          16
  Depreciation and
   amortization.........      671       593         681         867        1,173          263         419
  Impairment and park
   closing costs........       11     1,451           8         750        1,648          --          --
                          -------   -------    --------    --------    ---------     --------   ---------
Income (loss) from
 operations.............   (2,309)   (4,204)     (2,717)     (3,314)      (4,929)        (398)        142
Interest income
 (expense), net.........     (185)       80          99        (278)         329           98           4
                          -------   -------    --------    --------    ---------     --------   ---------
Net income (loss) (1)...   (2,494)   (4,124)     (2,618)     (3,592)      (4,600)        (300)        146
Accretion of redeemable
 convertible preferred
 stock..................     (643)   (1,523)     (2,032)     (2,032)      (3,509)        (877)       (877)
                          -------   -------    --------    --------    ---------     --------   ---------
Net income (loss)
 applicable to common
 stock..................  $(3,137)  $(5,647)   $ (4,649)   $ (5,624)   $  (8,109)    $ (1,177)  $    (731)
                          =======   =======    ========    ========    =========     ========   =========
Basic and diluted net
 income (loss) per share
 of common stock........  $(18.90)  $(34.12)   $ (28.09)   $ (33.98)   $  (49.00)    $  (7.11)  $   (4.05)
                          =======   =======    ========    ========    =========     ========   =========
Weighted average number
 of shares used in
 calculating basic and
 diluted net income
 (loss) per share of
 common stock...........  165,500   165,500     165,500     165,500      165,500      165,500     180,500
                          =======   =======    ========    ========    =========     ========   =========
Unaudited pro forma net
 income (loss) per share
 of common stock (2)....                                               $   (1.03)               $    0.03
                                                                       =========                =========
Weighted average number
 of shares used in
 calculating unaudited
 pro forma net income
 (loss) per share of
 common stock...........                                               4,458,697                4,544,026
                                                                       =========                =========
                                   JANUARY 2, JANUARY 1, DECEMBER 31, DECEMBER 29, DECEMBER 28, MARCH 29,
                                      1994       1995        1995         1996         1997       1998
                                   ---------- ---------- ------------ ------------ ------------ ---------
BALANCE SHEET DATA:
Cash and cash
 equivalents............            $   274    $  7,774    $  4,405    $  14,033     $  6,643   $   3,914
Working capital.........               (494)      5,297       1,878        8,911        1,338         (47)
Total assets............              6,868      14,900      11,943       23,705       24,159      22,739
Long-term debt,
 including current
 portion................              1,965       1,563       1,549        3,423        2,926       2,425
Redeemable convertible
 preferred stock........             10,602      22,831      24,663       39,233       45,491      46,318
Stockholders' deficit...             (6,819)    (12,467)    (17,116)     (22,432)     (30,361)    (31,082)

-------

(1) Since its inception, the Company has incurred net operating losses. Accordingly, the Company has made no provision for income taxes payable. At December 28, 1997, the Company had a net operating loss carryforward of approximately $16.0 million, subject to limitations as set forth in
    Section 382 of the Internal Revenue Code of 1986, as amended. A full valuation reserve has been established for all net deferred tax assets. See Note 10 of Notes to Consolidated Financial Statements.

(2) Unaudited pro forma net income (loss) per share of common stock was computed by dividing net income (loss) by the weighted average number of shares outstanding after giving effect to the Preferred Conversion. See Notes 6 and 13 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations should be read in conjunction with Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

GENERAL

  The Company owns and operates 15 indoor family theme Parks in various markets throughout the United States. The Company's first Park opened in 1988 in San Antonio, Texas under the Jungle Jim's Playland tradename. During the next four years, the Company opened seven additional Jungle Jim's Playlands, one of which closed before 1993. In addition, the Company entered into franchise agreements for two more such Parks, one of which was terminated before 1993. In 1993, the Company developed a second-generation Jungle Jim's Playland prototype and upgraded three of its existing Jungle Jim's Playlands to the new format. In 1995, under new management, the Company developed its current Jeepers! prototype Park and subsequently opened ten new Jeepers! Parks. With the introduction of the Jeepers! concept, the Company adopted a single-brand strategy. Pursuant to such strategy, the Company has upgraded two second-generation Jungle Jim's Playlands to the Jeepers! concept and closed three Jungle Jim's Playlands, including two first-generation facilities in 1995. In addition, the Company acquired the remaining franchised Jungle Jim's Playland in 1997, which it intends to convert to the Jeepers! concept in late 1998.

  During their first year of operation, Jeepers! Parks typically experience higher revenues than in subsequent years of operation, during which years revenues are expected to remain relatively stable. The higher revenues are a consequence of local media coverage of the Park opening and greater frequency of customer visits during the initial period following the opening. The Company believes that the key factors driving the growth of the Company's earnings will be the opening of new Jeepers! Parks and increases in the efficiency of existing Parks, rather than increases in revenues at existing Parks.

  The Company derives revenue from four principal sources: rides, games, dining, and birthday parties. As demonstrated in the charts below, the Company enjoys a balanced revenue mix, reflecting the diverse attractions at its Parks.



                                      CHARTS

  Cost of revenues includes the direct costs incurred in connection with generating the Company's revenues. With respect to games, cost of revenues includes revenue sharing fees paid to independent vendors who own and maintain certain games in the Company's Parks, as well as the cost of redemption prizes, tickets and tokens. Food and beverage costs include the direct costs of food and beverage, as well as related costs of paper products and supplies. Birthday party costs include all of the component costs of the party packages, which may include food (pizza, soda and cake/ice cream), game tokens, T-shirts and redemption merchandise, as well as paper products and supplies used in the party.

  Operating payroll and benefit costs include payroll, taxes and benefits incurred in the operation of the Parks. Other Park operating expenses include facilities charges (rent, utilities, taxes and insurance), advertising, repairs and maintenance and Park administrative costs.

  The Company has historically incurred net operating losses, primarily due to its limited number of Parks in operation. The Company believes that by opening a significant number of new Jeepers! Parks, without commensurate increases in general and administrative expenses, and by increasing the efficiency of its existing Parks, it will achieve profitability. There can be no assurance, however, that the Company will be able to achieve or sustain such profitability.

  The Company has a tax net operating loss carryover of approximately $16.0 million available for future use. The Company's ability to utilize loss carryforwards is subject to limitations as set forth in Internal Revenue Code
Section 382. The Company has not been required to pay federal income taxes since inception.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain selected statement of operations data expressed as a percentage of revenues.

                                       FISCAL YEAR             QUARTER ENDED
                                    ---------------------   -------------------
                                                            MARCH 30, MARCH 29,
                                    1995    1996    1997      1997      1998
                                    -----   -----   -----   --------- ---------
Revenues........................... 100.0%  100.0%  100.0%    100.0%    100.0%
Costs and expenses:
 Cost of revenues..................  16.6    22.5    21.3      22.4      18.1
 Operating payroll and benefit
  costs............................  31.7    29.4    28.0      27.8      26.0
 Other operating expenses..........  39.0    32.8    36.1      29.9      32.0
 General and administrative
  expenses.........................  39.2    30.2    25.1      23.2      15.8
 Pre-opening costs.................   --      2.0     2.3       0.4       0.2
 Depreciation and amortization.....   8.9     8.6     7.2       7.2       5.8
 Impairment and park closing costs.   0.1     7.4    10.1       --        --
                                    -----   -----   -----     -----     -----
Income (loss) from operations...... (35.5)  (32.9)  (30.1)    (10.9)      2.1
Interest income (expense), net.....   1.3    (2.8)    2.0       2.7       0.1
                                    -----   -----   -----     -----     -----
Net income (loss).................. (34.2)% (35.7)% (28.1)%    (8.2)%     2.2%
                                    =====   =====   =====     =====     =====

QUARTER ENDED MARCH 29, 1998 COMPARED TO QUARTER ENDED MARCH 30, 1997

  Revenues. Revenues increased to $7.2 million for the first quarter of fiscal 1998 from $3.7 million in the same period in fiscal 1997, an increase of 94.6%. This increase was driven primarily by the opening of six new Jeepers! Parks (opened during the last three quarters of fiscal 1997) and the Company's acquisition of its Des Plaines, Illinois franchisee in March 1997.

  Cost of Revenues. Cost of revenues decreased to 18.1% of revenues in the first quarter of fiscal 1998 from 22.4% in the same period in fiscal 1997. This decrease was primarily attributable to a reduction in revenue sharing fees on game revenue, reflecting the Company's ongoing strategy to purchase more games, and lower food and beverage costs experienced at all Jeepers! Parks due to management's efforts to improve operating controls at the Park level.

  Operating Payroll and Benefit Costs. Operating payroll and benefit costs decreased to 26.0% of revenues in the first quarter of fiscal 1998 from 27.8% in the same period in fiscal 1997. This decrease reflected the impact of lower hourly labor costs achieved through staffing efficiencies realized at the Park level.

  Other Operating Expenses. Other operating expenses increased to 32.0% of revenues in the first quarter of fiscal 1998 from 29.9% in the same period in fiscal 1997. This increase reflected the impact of higher facilities costs, including real estate taxes, associated with the more attractive real estate sites on which Jeepers! Parks are located, partially offset by lower repair and maintenance costs due to management's efforts to improve operating controls at the Park level.

  General and Administrative Expenses. General and administrative expenses decreased to 15.8% of revenues in the first quarter of fiscal 1998 from 23.2% in the same period in fiscal 1997. This decrease was primarily the result of leverage from a larger revenue base. In the aggregate, general and administrative expenses increased to $1.1 million in the first quarter of fiscal 1998 from $800,000 in the same period in fiscal 1997. This absolute increase reflects the impact of a broader management and support infrastructure established during the second half of fiscal 1997.

  Depreciation and Amortization. Depreciation and amortization increased to $419,000 in the first quarter of fiscal 1998 from $263,000 in the same period in fiscal 1997. This increase was primarily attributable to new Park openings over the twelve-month period ended March 29, 1998.

  Interest Income (Expense). Interest income decreased to $70,000 in the first quarter of fiscal 1998 from $142,000 in the same period in fiscal 1997. This decrease primarily reflected the declining cash balance. Interest income was offset by interest expense of $66,000 in the first quarter of fiscal 1998 and $44,000 in the same period in fiscal 1997. The increase in interest expense was primarily attributable to interest costs associated with capital lease obligations and other indebtedness incurred by the Company during fiscal 1997.

FISCAL 1997 COMPARED TO FISCAL 1996

  Revenues. Revenues increased to $16.4 million in fiscal 1997 from $10.1 million in fiscal 1996, an increase of 62.4%. This increase was driven primarily by the opening of six new Jeepers! Parks in 1997, the Company's acquisition of its Des Plaines, Illinois franchisee in March 1997, and the full-year impact of two Jeepers! Parks and two Jeepers Jr! centers opened during 1996.

  Cost of Revenues. Cost of revenues decreased to 21.3% of revenues in fiscal 1997 from 22.5% in fiscal 1996. This decrease was primarily attributable to a reduction in revenue sharing fees on game revenue driven by the Company's new strategy of purchasing certain games, partially offset by an increase in food and beverage costs associated with the broader menu served in Jeepers! Parks as compared to Jungle Jim's Playlands.

  Operating Payroll and Benefit Costs. Operating payroll and benefit costs decreased to 28.0% of revenues in fiscal 1997 from 29.4% in fiscal 1996. This decrease reflected the impact of lower hourly labor costs achieved through staffing efficiencies realized at the Park level, partially offset by an increase in the minimum wage rate.

  Other Operating Expenses. Other operating expenses increased to 36.1% of revenues in fiscal 1997 from 32.8% in fiscal 1996. This increase reflected higher facilities costs associated with the more attractive real estate sites on which Jeepers! Parks are located as compared to Jungle Jim's Playlands, as well as higher repair and maintenance costs.

  General and Administrative Expenses. General and administrative expenses decreased to 25.1% of revenues in fiscal 1997 from 30.2% in fiscal 1996. This decrease was primarily the result of spreading such expenses over a larger revenue base. In the aggregate, general and administrative expenses increased to $4.1 million in fiscal 1997 from $3.0 million in fiscal 1996. This absolute increase was driven by costs associated with developing a broader management and support infrastructure in anticipation of future expansion.

  Depreciation and Amortization. Depreciation and amortization increased to $1.2 million in fiscal 1997 from $867,000 in fiscal 1996. This increase was primarily attributable to new Park openings in 1997.

  Interest Income (Expense). Interest income increased to $517,000 in fiscal 1997 from $88,000 in fiscal 1996. This increase reflected interest earned on proceeds aggregating $15.5 million from the sale of convertible preferred stock in December 1996. Interest income was offset by interest expense of $187,000 in fiscal 1997 and $366,000 in fiscal 1996. The decrease in interest expense from fiscal 1996 to fiscal 1997 was primarily attributable to the conversion of $3.5 million of convertible notes that were outstanding for two months in fiscal 1996.

FISCAL 1996 COMPARED TO FISCAL 1995

  Revenues. Revenues increased to $10.1 million in fiscal 1996 from $7.6 million in fiscal 1995, an increase of 32.9%. This increase was primarily attributable to the opening of two Jeepers! Parks and two Jeepers Jr! centers in 1996, and by an increase in Jungle Jim's Playlands sales of approximately 11.5% as compared to the prior year.

  Cost of Revenues. Cost of revenues increased to 22.5% of revenues in fiscal 1996 from 16.6% in fiscal 1995. This increase was primarily attributable to increased revenue sharing fees associated with the Company's decision to increase the number of revenue-shared games in its Jungle Jim's Playlands, and to the development of new birthday party packages that generated incremental revenue and Park contribution, but at lower gross margins due to certain higher cost components included in the new packages.

  Operating Payroll and Benefit Costs. Operating payroll and benefit costs decreased to 29.4% of revenues in fiscal 1996 from 31.7% in fiscal 1995. This decrease primarily reflected the impact of lower management and hourly labor costs achieved through staffing efficiencies realized at the Park level.

  Other Operating Expenses. Other operating expenses decreased to 32.8% of revenues in fiscal 1996 from 39.0% in fiscal 1995. This decrease was primarily attributable to the closing of two low volume first-generation Jungle Jim's Playlands and to lower advertising costs in fiscal 1996.

  General and Administrative Expenses. General and administrative expenses decreased to 30.2% of revenues in fiscal 1996 from 39.2% in fiscal 1995. This decrease was primarily the result of spreading such expenses over a larger revenue base. In the aggregate, general and administrative expenses remained relatively flat at approximately $3.0 million in each of fiscal 1996 and 1995.

  Depreciation and Amortization. Depreciation and amortization increased to $867,000 in fiscal 1996 from $681,000 in fiscal 1995. This increase was primarily attributable to new Park openings in fiscal 1996.

  Interest Income (Expense). Interest income decreased to $88,000 in fiscal 1996 from $328,000 in fiscal 1995. This decrease primarily reflected the declining cash balance remaining from the proceeds of the sale of convertible preferred stock in fiscal 1994. Interest income was offset by interest expense of $366,000 in fiscal 1996 and $229,000 in fiscal 1995. The increase in interest expense from fiscal 1995 to fiscal 1996 was primarily attributable to the issuance of $3.5 million of convertible notes in late fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has generally funded its working capital requirements with the net proceeds received from the issuance of preferred stock. Since the beginning of 1994, the Company has received net proceeds totaling approximately $25.8 million from the issuance of preferred stock. Such proceeds have been used primarily to develop and construct ten Jeepers! Parks, develop two Jeepers Jr! centers, upgrade two Jungle Jim's Playlands to Jeepers! Parks, purchase new rides and games for its existing Parks and finance operating losses and working capital requirements.

  The Company's future working capital requirements are directly related to the development of new Jeepers! Parks. During 1998 and 1999, the Company expects to open approximately 36 Jeepers! Parks. In addition, the

Company plans to continually review the attractions at existing Parks and replace existing attractions and add new ones as necessary. The Company expects that such initiatives will require capital expenditures of approximately $36.0 million in fiscal 1998 and 1999, assuming the Company continues to receive landlord contributions, loans and incentives consistent with historical levels.

  The Company has a term loan facility, which permits borrowing up to $5.0 million for purposes of financing rides and equipment. Borrowings under the loan facility bear interest at a coupon rate of 10.0% per annum and are secured by the underlying rides and equipment. Amounts drawn under the facility must be repaid over 48 months. Pursuant to the facility, additional payments are to be made at the end of the loan period that increase the effective cost of borrowings to approximately 15.3%. As of the date of this Prospectus, the entire $5.0 million was available to be drawn.

  In May 1998 the Company obtained a commitment for a $7.5 million revolving credit and term loan facility for the purpose of financing new equipment and new Park buildout expenses. Borrowings under the loan facility will bear interest at prime rate. All principal outstanding under such facility will convert to a term loan with equal monthly principal payments on the first anniversary of the closing of the credit agreement. The loan facility will have a final maturity date of December 31, 2002. The loan facility has not yet closed and there can be no assurance that the closing will occur.

  At March 29, 1998, the Company had cash and cash equivalents of approximately $3.9 million. The Company expects that the net proceeds of the Offering, combined with its current cash and cash equivalents, cash flow from operations, equipment leases, landlord contributions, loans and incentives and borrowings under the secured loan facility, will be sufficient to fund its capital requirements at least through the end of fiscal 1999. However, the Company anticipates that it may need additional capital to continue its expansion plan beyond fiscal 1999. There can be no assurance that such additional capital will be available on terms acceptable to the Company, if at all. See "Risk Factors--Future Capital Needs and Uncertainty of Additional Funding."

SEASONALITY AND QUARTERLY RESULTS

  The Company's sales and earnings fluctuate seasonally. Although Parks in different markets are subject to different seasonal influences (including seasonal changes in weather and school vacation periods), historically the Company has generated the highest average Park revenue during its first and third fiscal quarters and the lowest average Park revenue during the fourth fiscal quarter. In addition, quarterly results are significantly affected by the timing of new Park openings, since new Parks are less profitable during their first several months of operation and the Company expenses pre-opening costs as incurred. Accordingly, to the extent that Park openings are concentrated in any fiscal period, results of operations for such fiscal period may be materially adversely affected. As a result of the combined impact of seasonality and the timing of new Park openings, operating margins and profitability may fluctuate significantly from quarter to quarter. Results for any quarter are not indicative of results that will be achieved for any other quarter or for the full fiscal year. See "Risk Factors--Variability of Results of Operations; Fluctuations in Quarterly Results."

IMPAIRMENT AND PARK CLOSING COSTS

  In 1996, the Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires the Company to evaluate the carrying value of long-lived assets, including equipment and leaseholds, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under SFAS No. 121, an assessment is made to determine if the sum of the expected future undiscounted cash flows from the use and eventual disposition of the assets is less than the carrying value. If the sum of the expected undiscounted cash flows is less than the carrying value, an impairment loss is recognized by measuring the excess of carrying value over fair value (generally estimated by projected future discounted cash flows from the applicable operation or independent appraisal).

  During 1996, the Company developed two Jeepers Jr! centers, which are 2,000 to 3,000 square foot facilities operated by the Company within Toys "R" Us Kids World ("Kids World") superstores pursuant to a license agreement. In 1997, The Wall Street Journal reported that Toys "R" Us would not open additional Kids World superstores. Further, due to the uncertainty of future cash flows associated with both Jeepers Jr! centers, the Company recorded an impairment charge of approximately $1.3 million. The provision includes charges for impairments to the carrying value of all Jeepers Jr! assets, including rides, games, leasehold improvements and concept development costs.

  In 1996, the Company recorded an impairment charge of approximately $600,000 relating to certain leasehold improvements, rides and games of the Jungle Jim's Playland in Shawnee, Kansas. In 1997, the Company accrued $368,000 of exit costs, primarily for lease settlements, relating to the closing of the same Jungle Jim's Playland. The Company closed this Jungle Jim's Playland in April 1998.

  In 1996, the Company also accrued $150,000 of additional exit costs relating to the 1995 closing of an earlier generation Jungle Jim's Playland. Contractual lease costs of $262,000 were charged in 1996 against the applicable reserve established in 1994.

YEAR 2000 ISSUE

  The Company has reviewed its computer programs and systems to ensure that the programs and systems are Year 2000 compliant. The Company presently believes that the Year 2000 problem will not pose significant operational problems for the Company's computer systems. The estimated cost of the Company's efforts to become Year 2000 compliant are not expected to be material to the Company's financial position or any year's results of operations, although there can be no assurance to this effect. In addition, the Year 2000 problem may impact other entities with which the Company transacts business, and the Company cannot predict the effect of the Year 2000 problem on such entities and, in turn, the impact of any such effect on the Company.

IMPACT OF INFLATION

  The Company does not believe that inflation has materially affected its results of operations during the past three fiscal years. Substantial increases in costs and expenses as a result of inflation, particularly food, supplies, labor and operating expenses could have a significant impact on the Company's operating results to the extent that such increases cannot be passed along to customers.

                                   BUSINESS

THE JEEPERS! CONCEPT

  The Company owns and operates 15 Parks throughout the United States and is pursuing a rapid expansion strategy. The Company strives to create a unique entertainment destination for families with children ages 2 to 12 by combining a variety of interactive attractions, including amusement park rides, skill games, state-of-the-art simulator games and comfortable family dining, all in a whimsical jungle-themed atmosphere. The Company believes the quality and diversity of attractions and food available at its Parks are a significant competitive advantage and help drive repeat customer visits.

  MULTIPLE ENTERTAINMENT ACTIVITIES. The Company distinguishes its Jeepers! Parks from competing family entertainment destinations by featuring a broad array of interactive entertainment attractions. The amusement park rides, built to scale for indoor use, have imaginative names consistent with the Jeepers! theme. These include thrill rides such as the Python Pit (a roller coaster), JJ's Driving School (bumper cars) and Tarantula Tangle (a tilt-a-whirl), which are popular among children between the ages of 6 to 12. Other rides are designed for younger children, such as Jungle Patrol (kid-sized sport utility vehicles on a simulated off-road track) and Banana Squadron (an airplane ride). Jeepers! Parks also include the Jeepers Creepers! Sky Maze, a multi-level maze of tubes, slides and play elements, and approximately 80 to 100 games, including skill games such as Skee Ball and Whack-a-Gator and state-of-the-art simulator games, which appeal to both children and their parents. The skill games award tickets that can be redeemed for toys, stickers, sports cards, candy and other prizes at Kronkle's Big Digs, the redemption center.

  DIVERSE HIGH QUALITY MENU OFFERINGS. Each Jeepers! Park offers comfortable family dining in the 1950's-style Tiny Rhino Diner, which seats approximately 200 guests. The Tiny Rhino Diner offers a full menu of high quality food that includes both kids' favorites, such as Pizza Hut(R) pizza, hamburgers, hot dogs and chicken strips, as well as a selection of entrees targeted to adults, such as chicken caesar salads, pasta, and grilled chicken sandwiches. The Company believes that the quality and selection of its menu items are a significant attraction for parents.

  BIRTHDAY PARTIES. The Company believes that one of its key competitive advantages is its successful emphasis on birthday parties. The Company offers three birthday party packages. The basic Excellent Expedition package includes unlimited admission to all amusement park rides and play areas, a limited number of tokens for each child, a birthday cake and special entertainment activities. The Awesome Adventure adds pizza and a souvenir T-shirt for the birthday child, while the Ultimate package offers, in addition, soft drinks in logoed souvenir cups, a personalized birthday cake, goody bags and free return passes for all the partygoers, and a candy-filled pinata. The Company believes that each Park can accommodate more than 60 birthday parties per day, significantly more than its competitors. The Company believes that its birthday party business is a highly cost-effective method of generating future Park business, both general admissions and additional birthday parties.

  EXCITING THEMED ENVIRONMENT. The Jeepers! concept incorporates a high level of thematic design, including whimsical jungle imagery, vivid graphics, bright lighting and proprietary mascot characters, creating a unique personality and brand identity. JJ, the Company's principal mascot, is a monkey who lives in a treehouse that serves as the staging area for live entertainment, such as "Storytime in the Jungle" and karoake. Trish, the Tiny Rhino, provides the central theme for the Park diner, and Kronkle, with his cellular banana, is JJ and Trish's mischievous friend who oversees the skill game ticket redemption center. JJ, Trish and Kronkle appear regularly in the Parks to participate in promotional and entertainment activities and are featured on Jeepers! television commercials and logoed merchandise. Attractions are strategically placed behind elaborate three-dimensional portals to establish a distinct identity for each ride consistent with the overall theme of the Park. The portals use bold colors, asymmetrical shapes, theatrical lighting and jungle imagery to create a distinctive and exciting entertainment setting.

  WHOLESOME FAMILY ENTERTAINMENT VENUE. The Parks are targeted exclusively at families with young children. The Company believes that fostering parent/child interaction will enhance families' experiences at its

Parks. In this regard, the Company encourages parents to experience the rides with their children at no additional cost. In addition, the Jeepers! concept is designed not to appeal to teenagers in that the theme, rides and games (all non-violent in nature) are all targeted to kids age 12 and under. The Company prevents teenagers from congregating in its Parks by enforcing its policy requiring adults to accompany minors. Jeepers! Parks are designed, constructed and tested with an emphasis on childrens' safety and security. Play areas at all of the Company's Parks are equipped with protective cushions and padding, and members of the staff are available to assist children through the play activities.

GROWTH STRATEGY

  The Company's objective is to become a leading brand in the location-based entertainment industry. The Company's growth strategy includes aggressive development of new Parks, building the Jeepers! brand and enhancing Park performance.

  AGGRESSIVELY DEVELOP NEW PARKS. The Company intends to increase revenue primarily through the aggressive development of Jeepers! Parks, filling in the existing markets of Baltimore, Chicago, Detroit, New York and Washington, D.C., and expanding to new eastern and midwestern markets with potential for clustering multiple Parks. These potential new markets include Atlanta, Boston, Cleveland, Indianapolis, Jacksonville, Miami, Minneapolis, Philadelphia and Pittsburgh. The Company intends to open 12 new Parks in 1998 (of which two have already opened, five are under development and the balance are under lease negotiations) and approximately 24 new Parks in 1999. The Company believes that the demonstrated success of the Jeepers! concept in a variety of retail environments, as well as its modular Park design, facilitate the Company's rapid expansion.

  . Adaptability to Various Retail Environments. The Company's Parks have demonstrated their ability to succeed in both new and existing enclosed malls and outdoor strip centers that meet the Company's site selection criteria. Consequently, the Company believes it can be more flexible in selecting a site within a particular trade area than other retailers competing with the Company for real estate.

  . Modular Park Design. Each Park consists of modular components, including rides, play areas, a diner and a birthday party room, that can be arranged in various combinations to fit into odd-shaped sites. Such sites are routinely avoided by other retail concepts competing with the Company for real estate, which the Company believes is a significant advantage in obtaining attractive sites on favorable lease terms.

  BUILD THE JEEPERS! BRAND. The Jeepers! concept was designed to promote a highly recognizable brand identity. The elaborate theming of the Jeepers! Parks and the proprietary mascot characters, JJ, Trish and Kronkle, are intended to create a memorable image that children and their parents will identify with Jeepers!. The Company's continued development and promotion of the Jeepers! theme and its proprietary mascot characters are key components of the Company's strategy to create broad recognition of the Jeepers! brand. Each of the Parks offers T-shirts, sweatshirts, caps, buttons, stickers and plush toys featuring these characters and the Jeepers! jungle theme.

  ENHANCE PARK PERFORMANCE. The Company continually evaluates ways to increase Park revenues and improve Park operating margins. For example, the Company recently began to promote more heavily its group tour packages (similar to birthday party packages) to day-care centers and youth sports teams at all of its Parks. In addition, the Company is incorporating larger toddler play areas in all of its new Parks, beginning with Parks opened in 1998, and may expand toddler play areas in existing Parks. Both these efforts are intended to expand the Parks' target audience to younger children who do not attend school during the week. In addition, the Company expects to improve Park operating margins by continuing to implement its strategy of clustering multiple Parks in each of its markets. Clustering provides efficiencies in Park opening, marketing and management.

PRICING OF ATTRACTIONS

  The Company enjoys a balanced revenue mix reflecting the diverse attractions at its Parks. The Company believes that this distribution of revenues evidences customers' attraction to each of the four key elements of its Parks. In fiscal 1997, the average overall expenditure per child in Jeepers! Parks was approximately $18.75. The Company believes that each child is accompanied to the Park, on average, by one adult, thereby yielding an average expenditure per person of approximately $9.40.

  Amusement Park Rides. Customers have the option to purchase all-day passes or individual ride tickets to access Jeepers! Park amusement rides and the Jeepers Creepers! Sky Maze. Weekend passes are generally priced at $10.99 and weekday passes at $6.99. At Jeepers! Parks, individual ride tickets may also be purchased at a cost of $0.60 to $1.00 per ticket, depending on the number of tickets purchased. Each of the rides requires between one and three tickets. The Company believes its attractions are priced competitively and provide its guests significant entertainment value.

  Skill and Simulator Games. The games each require between one and four tokens that are purchased at a cost of $0.25 per token. The skill games award the players tickets that can be redeemed for toys, stickers, sports cards, candy and other prizes at the Kronkle's Big Digs redemption center.

  Dining. The Company believes that its prices are competitive with prices of other family restaurants. Menu prices generally range from $1.49 for a grilled cheese sandwich to $5.99 for a chicken caesar salad. Pizza prices range from $9.99 for a medium cheese pizza to $16.49 for a large Super Supreme(R) pizza.

  Birthday Parties. The Company currently offers three birthday party packages that range in features and cost from $7.95 to $21.95 per child. In 1997, the average Jeepers! Park party consisted of ten children and resulted in an average expenditure of approximately $156.00.

PARK ECONOMICS

  The Company believes its Jeepers! Parks produce attractive unit economics. During the six-month period ended March 29, 1998, the six Jeepers! Parks open for the entire period generated average revenues of approximately $1.1 million for such six-month period and average Park EBITDA margin of 19.3%. Excluding the Company's initial Jeepers! prototype Park, the eight Jeepers! Parks open as of April 30, 1998 required an average capitalized investment of approximately $950,000, net of landlord contributions, loans and other incentives (excluding average pre-opening costs of approximately $64,000). The Company has incurred net operating losses in each of the last three fiscal years and there can be no assurance that the Company will be able to achieve or sustain revenue growth or profitability in the future.

PARK LOCATIONS

  The following table provides certain information with respect to each of the Company's Parks as of the date of this Prospectus.

      PARK LOCATION                GROSS SQ. FT.   OPENING DATE    TYPE OF SITE
      -------------                ------------- ----------------- -------------
      Jungle Jim's Playlands:
       San Antonio, TX...........     20,700     May 1988          Free Standing
       Des Plaines, IL (Chicago).     21,700     October 1991 (1)  Strip Center
       Midvale, UT (Salt Lake
        City)....................     25,000     January 1992      Strip Center
      Jeepers! Parks:
       Mesa, AZ (Phoenix)........     28,000     February 1992 (2) Strip Center
       Glendale, AZ (Phoenix)....     25,800     April 1993 (2)    Strip Center
       Rockville, MD (Washington,
        D.C.)....................     27,300     January 1996      Free Standing
       Greenbelt, MD (Washington,
        D.C.)....................     25,000     August 1996       Enclosed Mall
       Norridge, IL (Chicago)....     25,000     August 1997       Strip Center
       Roseville, MI (Detroit)...     24,600     August 1997       Enclosed Mall
       Olathe, KS (Kansas City)..     30,100     August 1997       Enclosed Mall
       Livonia, MI (Detroit).....     25,100     October 1997      Enclosed Mall
       Albany, NY................     23,800     November 1997     Strip Center
       Buffalo, NY...............     22,600     December 1997     Enclosed Mall
       Glen Burnie, MD
        (Baltimore)..............     25,000     March 1998        Enclosed Mall
       West Nyack, NY (New York
        City)....................     25,000     May 1998          Enclosed Mall
      Future Jeepers! Parks:
       Methuen, MA (Boston)......     26,540     Q3 1998 (3)       Strip Center
       North Randall, OH
        (Cleveland)..............     24,000     Q3 1998 (3)       Enclosed Mall
       Baltimore, MD.............     26,500     Q3 1998 (3)       Strip Center
       Auburn Hills, MI
        (Detroit)................     26,840     Q4 1998 (3)       Enclosed Mall
       Kingston, NY..............     15,000     Q4 1998 (3)       Strip Center
       Southfield, MI (Detroit)..     25,000     Q4 1998 (4)       Enclosed Mall
       Lansing, IL (Chicago).....     22,700     Q4 1998 (4)       Strip Center
       Baltimore, MD.............     23,700     Q4 1998 (4)       Enclosed Mall

     --------

     (1) Originally a franchised unit, acquired by the Company from the franchisee in March 1997.

     (2) Formerly a second-generation Jungle Jim's Playland, which was upgraded to a Jeepers! Park in April 1998.

     (3) Under development.

     (4) Lease under negotiation. The Company also has several other potential sites under lease negotiations and intends to select two of such sites for late 1998 Park openings.

  All of the Company's existing Parks are located on leased sites and the Company intends to continue to lease the facilities for its future Parks. The Company has entered into long-term leases with respect to its existing Parks and five additional Parks which the Company expects to open in the remainder of 1998, having expiration dates ranging from 2011 to 2018, including renewal option periods.

  The Company leases approximately 4,750 square feet for its corporate headquarters in Waltham, Massachusetts under a lease which expires in May 2000.

SITE SELECTION

  The Company believes that the location of its Parks is essential to the Company's long-term success and devotes significant time, effort and resources to the investigation and evaluation of potential locations. The Company has developed specific demographic criteria and a detailed site profile to assist in the evaluation of potential locations. In addition to carefully analyzing market demographics (such as population, age and median income levels) with respect to each prospective site, the Company considers factors such as visibility from and accessibility to regional highway systems, traffic patterns and activity, proximity to shopping and residential areas, convenient customer parking, cotenancy, projected financial performance and zoning and regulatory restrictions. The Company also carefully studies the entertainment competition in prospective locations. The Company believes that the high level of repeat visits enjoyed by its Parks enables the Company to roll out its Parks and operate them profitably in less populated markets and locations, which facilitates the Company's prospects of nationwide expansion. See "Risk Factors--Dependence on Ability to Secure Sites."

  In connection with the Company's evaluation of potential sites, the Company's Senior Vice President--Development and Vice President of Construction visit, analyze and prepare extensive reports covering all aspects of each potential site. A committee comprised of senior management of the Company meets regularly to consider the reports prepared with respect to potential Park sites. Upon approval of a potential site by such committee, the Company enters into lease negotiations with respect to a selected site. The negotiated lease proposal is brought before the Real Estate Committee of the Board for its recommendation and to the full Board for final approval. Prior to entering into the lease, the Chief Executive Officer of the Company also visits the potential site. The time required to complete construction of the new site is typically between 90 and 120 days, although there can be no assurance that such schedules can be maintained in the future.

  As part of its site selection strategy, the Company has developed and will continue to develop relationships with leading shopping center developers and believes such relationships will facilitate the Company's rapid expansion. The Company believes that developers of shopping centers view Jeepers! as an opportunity to distinguish new retail developments from competitors and revitalize existing properties, allowing the Company to obtain attractive sites for its Parks on favorable lease terms. An additional advantage is afforded by the flexible layout of the Parks, consisting of modular components that can be arranged in various combinations to fit into odd-shaped sites, which are routinely avoided by other retail concepts competing with the Company for real estate.

  The Company locates its Parks in strip centers, enclosed malls and free standing sites. In the Company's experience, there is no material difference in the size, operating hours or occupancy costs of Parks located in the three types of sites. The Company generally has received greater landlord contributions, loans and other incentives for enclosed mall sites than for strip centers and free standing sites. The Company's future mix of strip centers, enclosed malls and free standing sites may vary from its current site mix.

  In addition to the development of new Parks, the Company will consider the acquisition of other businesses in order to gain access to attractive real estate sites and build brand awareness in strategic markets. As of the date of this Prospectus, the Company has no definitive agreements, arrangements or understandings with respect to any such acquisitions, and there can be no assurance that any such acquisitions will be completed. See "Risk Factors-- Management of Growth."

PARK OPERATIONS AND MANAGEMENT

  The Company is committed to providing superior customer service with an enthusiastic staff and through a high degree of interaction among the Jeepers! employees, the younger customers and their parents. The Company works diligently to ensure the Parks leave a strong, positive impression on all of its consumers. The Company achieves these objectives through effective recruiting, training and management of Park general managers, assistant managers and other personnel.

  The management at each new Park undergoes a rigorous 12-week training process utilizing the experience and efforts of a corporate Park opening team. The opening team, which consists of a Vice President and three opening managers, also assists in the physical set-up of each new Park and provides operational and administrative support up to six weeks after a new Park has opened. Specific responsibilities also include establishing relationships with local vendors, initiating food, beverage and merchandise orders, and orienting and motivating employees.

  Following the opening period, each Park is managed by a general manager who is responsible for recruiting, hiring, training and scheduling a staff that includes three assistant managers and up to 100 part-time employees throughout most of the year, including ride operators, floor personnel, diner employees, party organizers and crew leaders. The general manager is responsible for the day-to-day operations of the Park, including managing all entertainment activities, food service, birthday parties, inventories, shrinkage and other controllable costs. Each of the assistant managers is typically responsible for one or more of the profit centers: rides, games, dining and birthday parties. The Company seeks to retain high quality Park managers by providing them with opportunities for promotion and financial incentives based on individual Park performance. These financial incentives include a monthly bonus program and incentive stock options.

  Each general manager reports to a regional manager who, along with the opening team, handles the recruiting, hiring and training of the general managers and ensures that consistent Company standards, policies and procedures are implemented at each Park. The Company currently has three regional managers for the existing 15 Parks and anticipates that it will employ an additional regional manager for every four to six new Jeepers! Parks.

  The Company utilizes detailed training manuals and orientation programs that are designed to emphasize customer service and consistency. The Company's employees undergo extensive training in the courteous and safe operation of attractions and the friendly, efficient and careful preparation and service of food items. In order to enhance operating flexibility, employees are cross-trained to perform multiple functions in the Parks.

  The Company has developed detailed specifications and standards for the products used in its Parks. These specifications and standards are developed at the Company's headquarters, while the purchasing decisions are made by each Park general manager after conducting price comparisons among products meeting the Company's specifications and standards to ensure the optimal price. The Company buys all of its Pizza Hut(R) supplies from Ameriserve, Inc. Approximately 70% of the Company's food purchases are for its Pizza Hut(R) products. Approximately 90% of the Parks' non-Pizza Hut(R) food products were purchased from 11 distributors in fiscal 1997. The Company's amusement park rides are currently purchased from a limited number of specialized suppliers. Although the Company believes substitute rides and alternative sources of supply are available, shortages or interruptions in the supply of any of the products used in the Company's Parks or any inability to obtain amusement park rides from its existing suppliers could have a material adverse effect on the Company. See "Risk Factors--Supply Risks."

INTERNAL CONTROLS AND MANAGEMENT INFORMATION SYSTEMS

  The Company maintains financial and accounting controls for each of its Parks through the use of centralized accounting and management information systems. The Company's information systems contain a full range of financial and operating data capture and management capabilities. The Company uses Micros point-of-sale devices at each Park to collect data regarding Park performance, which is polled by corporate headquarters on a nightly basis. The Micros system also enables the Company to collect zip code information and other customer profile data as desired, which the Company uses for market analysis.

  The Company uses its information systems for budget analyses, planning and inventory control. Cash is controlled through daily reconciliation to the Micros system and deposit of receipts in local operating accounts, the balances of which are transferred regularly to the Company's principal operating account. Internal controls are supplemented by a weekly review of individual Park operating results by senior level operations and financial management. While the Company's rapid growth has strained its information systems and financial controls, the Company believes such systems and controls are adequate for current operations. Furthermore, the Company constantly strives to upgrade the quality of such systems and controls to meet the demands of its planned expansion. There can be no assurance, however, that such systems and controls will be sufficient to meet the demands of such planned expansion. See "Risk Factors--Management of Growth."

  The Company has reviewed its computer programs and systems to ensure that the programs and systems are Year 2000 compliant. The Company presently believes that the Year 2000 problem will not pose significant operational problems for the Company's computer systems. The estimated cost of the Company's efforts to become Year 2000 compliant are not expected to be material to the Company's financial position or any year's results of operations, although there can be no assurance to this effect. In addition, the Year 2000 problem may impact other entities with which the Company transacts business, and the Company cannot predict the effect of the Year 2000 problem on such entities and, in turn, the impact of any such effect on the Company.

MARKETING, ADVERTISING AND PROMOTION

  The Company's marketing functions, consisting of advertising, promotions, public relations, sales, direct marketing and telemarketing, are directed and managed by its Corporate Marketing Department. In-house graphics specialists design all print and collateral materials, and internal marketing personnel script and direct all TV and radio spots. All direct mail pieces and telemarketing scripts are written and designed in-house. The Company believes that its in-house capabilities enable the Company to implement its marketing programs and strategy efficiently and to react quickly to local market and competitive situations. Media buying, public relations, printing, TV and radio spot production and research are implemented by outside sources specializing in the respective fields and are supervised by the Corporate Marketing Department.

  The Company's marketing initiatives, while managed at the corporate level, are market specific. Each Park has its own marketing budget and plan, based on local opportunities and market analyses. The consolidated marketing budget is approximately 3.5% of the Company's gross revenue. This percentage varies by Park based on several factors, including the number of Parks in a single market, local media costs and the competitive environment. The Company relies predominantly on television advertising to promote the Jeepers! concept and build brand awareness. Print media are used strategically, either to promote special events at a Park, to offer an incentive to a specific target audience, or to distribute discount coupons.

  Cross promotions with local retailers, movie theaters and other businesses are an important element of the Company's marketing efforts. For example, the Company has conducted joint coupon programs with Kay-Bee Toys, and the Jeepers! mascots often appear at Toys "R" Us grand openings and special promotions in joint markets. Recent cross promotions with family and children's movies have included "Star Kid," "George of the Jungle," and "Leave it to Beaver" and involve register-to-win premiere ticket offers, admission discounts with ticket stubs, and character and celebrity appearances at the Parks. Similar promotional tie-ins with local family entertainment productions such as "Rugrats, A Live Performance," and the Harlem Globetrotters occur periodically. In addition, local cross promotions with packaged goods have proven effective, both in building brand awareness and increasing traffic. These have included discount offers with Keebler Cookie proofs of purchase and Chef Boyardee Jr. labels. Other cross promotions have at various times included the Company's coupons on placemats at McDonald's and Burger King, and register receipt coupons at local supermarkets.

  The Company believes that word-of-mouth advertising is critical to its long-term success and makes every effort to provide an enjoyable entertainment experience to each and every customer. The Company capitalizes on existing traffic and builds frequent repeat visits with in-Park handouts, posters and coupons. The Company believes its birthday party business is a cost-effective method of generating word-of-mouth advertising.

  New Parks are opened with a preview party typically attended by over 1,000 invited guests, including local political officials, area media, and other "VIPs." The Company selects a well-known local charity, such as the local children's hospital, as the beneficiary of the party. Live broadcasts from the Park on local TV news shows provide significant initial exposure for the Park, and the party itself results in considerable word-of-mouth advertising.

  The Company encourages local community involvement. The Jeepers! characters regularly are a featured attraction at local kids' fairs and school events and also appear in local and regional parades. The Company also supports local charities, scouting, educational and civic organizations and not-for-profit groups with regular donations of passes and birthday parties.

  In support of its Park operations, the Company has introduced a centralized call center located at the Company's headquarters in Waltham, Massachusetts, which serves as an inbound customer service center and, call volume permitting, conducts an outbound telemarketing program focused on building group tour and special events business by targeting schools, day-care centers and other youth organizations. One of the call center's primary functions is to receive all calls addressed to newly opened Parks, including calls from customers seeking to arrange birthday parties. This enables the Company to project a consistent and high quality marketing message. The call center also receives all customer comments and complaints and responds to them in a uniform and professional manner.

RELATIONSHIP WITH PIZZA HUT

  In 1993, the Company entered into a non-exclusive master license agreement with Pizza Hut, which provides for the Pizza Hut Agreements. The Pizza Hut Agreements enable the Company to market Pizza Hut(R) pizza and other products in all of its Jeepers! Parks. The Company's Parks are required to pay to Pizza Hut a royalty on sales of the licensed products at the Parks. The term of the license granted to each licensed Jeepers! Park is ten years from the commencement of the license at each licensed location, renewable upon agreement by the parties and terminable for cause upon written notice by Pizza Hut. The Company believes that the quality and breadth of food offerings at Jeepers! Parks in general, and the availability of Pizza Hut(R) products at Jeepers! Parks in particular, contribute significantly to the popularity of Jeepers! Parks.

  The Company believes that its relationship with Pizza Hut provides it with a strategic competitive advantage that independent operators and smaller chains would find difficult to replicate. However, there can be no assurance that the Pizza Hut Agreements will not be terminated, that the Company will be able to renew the Pizza Hut Agreements or that the Company will be able to obtain licenses to market Pizza Hut products in new Parks on terms acceptable to the Company, if at all. See "Risk Factors--Reliance on Relationship with Pizza Hut."

INTELLECTUAL PROPERTY

  Jeepers!, Jeepers! Food, Fun and a Monkey, Jeepers Jr!, Jungle Jim's Playland and Tiny Rhino Diner, together with their associated logos, as well as Jungle Play and Kidding Around, are registered trademarks of the Company. All depictions of any characters illustrated herein, including the designs for each of "JJ," "Trish," "Kronkle" and "Jungle Jim," represent trademarks currently used by the Company in its business. The Company believes that such trademarks have significant value to the Company and are important to the marketing of the Company's concepts. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of the Company's rights or the use by others of features based upon, or otherwise similar to, those of the Company. In addition, although the Company believes that its trademarks have been independently developed, there can be no assurance that any of the trademarks used by the Company do not or will not violate the proprietary rights of others, that the trademarks will be upheld if challenged, or that the Company will not be prevented from using the trademarks, any of which could have a material adverse effect on the Company. See "Risk Factors--Intellectual Property."

COMPETITION

  Competition in the location-based entertainment industry is intense. The Company competes principally with national chains such as Chuck-E-Cheese, Discovery Zone and potentially Club Disney (if it pursues its publicly announced expansion plans), as well as a broad array of smaller chains and independent operators in each of its markets. In addition, the Company competes with children's themed restaurant chains that provide ancillary entertainment (such as games and indoor and outdoor playgrounds) and merchandise offerings and do not charge admission fees. While the Company believes that its Parks are distinctive in design and unique in the variety of entertainment attractions offered, it is aware that its competitors may operate with similar concepts. There can be no assurance that the Company's competitors will not adopt concepts similar to those of the Company or be more successful in establishing businesses using similar concepts, or that such competitors will not be more successful than the Company in developing and marketing other concepts. Many of the Company's competitors are well established with significantly greater financial, marketing and other resources than the Company. Some of the Company's competitors have been in existence for substantially longer periods than the Company and may be better established in the areas where the Company's Parks are located or in the markets where the Company plans to expand in the future. In addition, the Company's profitability depends not only on its ability to compete successfully against similar or comparable businesses, but also upon consumers' choice of the type of entertainment the Company's Parks provide over other available forms of entertainment, including, but not limited to, other indoor and outdoor theme parks, travelling carnivals, movies, sporting events, local youth sports leagues and other seasonal activities. There can be no assurance that the Company will be able to respond to various competitive factors affecting the location-based entertainment industry. See "Risk Factors--Competition."

GOVERNMENT REGULATION AND LABOR COSTS

  The Company is subject to federal, state and local government regulation relating to the operation of its amusement park rides, its food service operation, as well as regulations relating to building and zoning requirements and environmental compliance. The Company is also subject to regulation with respect to its relationship with its employees, including minimum wage requirements, health benefits, unemployment taxes and sales taxes, overtime and working conditions, and citizenship requirements. A significant number of the Company's hourly personnel at its Parks are paid at rates related to the federal minimum wage. Accordingly, legislated increases in the federal minimum wage, as well as increases in additional labor cost components, such as employee benefit costs, workers' compensation insurance rates or other costs associated with employees, would increase the labor costs at the Company's Parks, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company is subject to local health board ordinances for the manufacture, handling, storage and labeling of food products in its kitchens. The failure by the Company to comply with laws regulating its business, together with future changes in existing regulations, may adversely affect the Company's business. The Company believes it is operating in compliance in all material respects with applicable laws and regulations that govern its operations. See "Risk Factors--Government Regulation and Labor Costs."

EMPLOYEES

  The Company believes that a large part of its success is the result of the training and motivation of its employees. The Company has extensive and varied programs designed to recognize and reward employees for superior performance. Employees are encouraged to participate in improving quality and service at all levels of operation. At May 15, 1998, the Company employed approximately 1,115 persons, 28 of whom served in administrative or executive capacities, 72 of whom served as Park management personnel, and the remainder of whom were part-time hourly employees. None of the Company's employees are covered by collective bargaining agreements, and the Company has never experienced an organized work stoppage, strike or labor dispute. The Company believes its working conditions and compensation packages are competitive with those offered by its competitors and considers relations with its employees to be very good.

LEGAL PROCEEDINGS

  The Company is involved in certain litigation arising in the normal course of its business. The Company does not believe that any such litigation pending or threatened, either alone or in aggregate, would have a material adverse effect on the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  Set forth below is certain information concerning the directors and executive officers of the Company:

   NAME                               AGE POSITION WITH COMPANY
   ----                               --- ---------------------
   Nabil N. El-Hage..................  39 President, Chief Executive Officer and
                                          Chairman of the Board
   Kenneth J. Sanginario.............  37 Chief Financial Officer
   Carl H. Winston...................  40 Senior Vice President--Operations
   Dennis J. McMullen................  53 Senior Vice President--Development
   Leonard F. Hoppe..................  46 Vice President--Marketing
   Richard J. Lynch..................  37 Vice President--Construction
   Kevin M. Smith....................  39 Vice President--Attractions
   Scott R. Woodhead.................  32 Vice President--Openings
   Paul F. Balser (1)................  56 Director
   Mark E. Jennings (2)..............  36 Director
   Jonathan H. Kagan.................  41 Director
   Mark L. Kaufman (2)(3)............  41 Director
   Bruce G. Pollack (1)(3)...........  39 Director

--------
  (1) Member of Compensation Committee.
  (2) Member of Audit Committee.
  (3) Member of Real Estate Committee.

  Nabil N. El-Hage has served as a director of the Company since his election in April 1993 and has served as the Company's President, Chief Executive Officer and Chairman of the Board since January 1995. Mr. El-Hage has extensive experience in both the restaurant industry and the private equity investments arena. From December 1993 to January 1995, Mr. El-Hage was associated with Advent International Corporation, where he was Vice President from June 1994 to January 1995. From 1988 to October 1992, Mr. El-Hage served as the Chief Financial Officer of The Westwood Group, Inc. and its restaurant subsidiary, The Back Bay Restaurant Group, Inc., where he guided The Back Bay Restaurant Group, Inc. through its initial public offering. From 1985 to 1988, Mr. El-Hage was associated with TA Associates, a leading venture capital firm located in Boston, Massachusetts. From 1984 to 1985, Mr. El-Hage served on the finance faculty at Harvard Business School.

  Kenneth J. Sanginario has served as the Company's Chief Financial Officer since April 1995. From 1992 to April 1995, Mr. Sanginario served as Vice President and Treasurer of The Westwood Group, Inc., a closely held company with holdings in the entertainment and restaurant industries. From 1988 to 1992, Mr. Sanginario served as Corporate Controller of CFO Publishing Corp. and from 1983 to 1988, Mr. Sanginario was employed by Coopers & Lybrand where he specialized in the multi-unit retail industry.

  Carl H. Winston joined the company as Senior Vice President--Operations in June 1997. Mr. Winston has over 15 years of experience in the hospitality and restaurant industries. Prior to joining the Company, he was Executive Vice President of Chartwell Leisure (formerly known as Forte Hotels), a company operating over 100 hotels, motels and restaurants in the U.S. and Canada. Prior to joining Chartwell Leisure, Mr. Winston spent four years with Motels of America, where he was responsible for all operational aspects as the company grew from 16 to over 100 locations.

  Dennis J. McMullen joined the company as Senior Vice President--Development in September 1997, following a 21 year career with CVS Corporation ("CVS"), where he served as Senior Vice President--Real

Estate. During his tenure, CVS grew from 200 stores to 1,500 stores, followed by the acquisition of the 2,600-store Revco Drug Company. Prior to joining CVS, Mr. McMullen worked at The Grand Union Supermarket Company of Wayne, New Jersey, as a Real Estate Manager. He is a licensed Real Estate Broker in Massachusetts and New York.

  Leonard F. Hoppe has served as the Company's Vice President--Marketing since June 1996, after having served as Director of Marketing for the Company since August 1994. From 1987 to 1994, Mr. Hoppe served as the National Director of Advertising for CARQUEST Corporation, an association of approximately 2,500 auto parts stores. Prior to joining CARQUEST Corporation, Mr. Hoppe was employed in the advertising business for 10 years, where he serviced accounts such as Coca-Cola Bottling Co. of the Southwest, Church's Chicken and Mr. Gatti's Pizza.

  Richard J. Lynch serves as the Company's Vice President--Construction. Prior to joining the Company in December 1996, Mr. Lynch was Manager of Construction and Engineering for Staples Inc., where he helped design and construct over 300 new stores from 1990 to 1995. Mr. Lynch also was instrumental in the development of the "Staples Express" concept, and designed and built stores in New York, Washington DC, Philadelphia and Boston.

  Kevin M. Smith serves as the Company's Vice President--Attractions and has been employed by the Company since March 1995. From June 1993 until joining the Company in 1995, Mr. Smith, directed design, leasing and construction for two Moscow office-related developments with an affiliate of Zeckendorf Realty. Prior to working in Russia, he was a principal in the New York firm of TLMP Architects, where he also directed the activities of TLMP's Berlin office.

  Scott R. Woodhead has served as the Company's Vice President--Openings since June 1997. From 1993 to May 1997, Mr. Woodhead served the Company first as a Park General Manager and later as Director of Training and Vice President-- Operations. Prior to joining the Company, Mr. Woodhead was employed by Smith's Food & Drug Centers, Inc. where he supervised operations and personnel training for several store locations.

  Paul F. Balser has served as a director of the Company since May 1991. Since August 1995, Mr. Balser has been a founding partner of Generation Capital Partners L.P., a private investment partnership. From 1986 to August 1995, Mr. Balser was a partner of Centre Partners L.P. ("Centre Partners"), the general partner of CCI. From 1982 to 1986, Mr. Balser was a Managing Director and a member of the Board of Directors of J. Henry Schroder Corp. Mr. Balser currently serves as a director of Kansas City Southern Industries, Inc., The Carbide/Graphite Group, Inc., Scientific Games Holdings Corp., Music Holdings Corp. and a number of other private corporations.

  Mark E. Jennings has served as a director of the Company since May 1991. Since August 1995, Mr. Jennings has been a founding partner of Generation Capital Partners L.P., a private investment partnership. Prior to August 1995, Mr. Jennings was a partner of Centre Partners, where he was employed since 1987. From 1986 to 1987, Mr. Jennings was employed in the Corporate Finance Department of Goldman, Sachs & Co. Mr. Jennings currently serves as a director of Snyder Communications, Inc., Scientific Games Holdings Corp., Johnny Rockets Group, Inc., Music Holdings Corp. and a number of other private corporations.

  Jonathan H. Kagan has served as a director of the Company since April 1998. Since 1995, Mr. Kagan has served as Managing Director of Centre Partners Management LLC, which was formed in December 1995 to manage investments on behalf of Centre Capital Investors II, L.P. and affiliated entities ("Centre Management"). Mr. Kagan has been a Managing Director of Corporate Advisers, L.P. since 1990. Mr. Kagan has been associated with Lazard Freres & Co. LLC since 1980 and has been a Managing Director since 1995 (prior thereto a General Partner). Mr. Kagan also serves as a director of Firearms Training Systems, Inc.

  Mark L. Kaufman has served as a director of the Company since his election in April 1994. Since July 1992, Mr. Kaufman has been a Vice President with Dickstein Partners, L.P. Prior to joining Dickstein Partners, Mr.

Kaufman served as a Senior Vice President with Oppenheimer & Co., Inc. Prior to joining Oppenheimer & Co., Inc., Mr. Kaufman served as Vice President and Head of Strategic Investments for GAF Corporation. Prior to joining GAF Corporation, Mr. Kaufman served as an analyst and portfolio manager at each of Lehman Brothers, MKI Securities, Fourteen Research Corp. and Bankers Trust Company. Mr. Kaufman has been a Chartered Financial Analyst since 1989. Mr. Kaufman currently serves as a director of Carson, Pirie, Scott and Company and of the Leslie Fay Company.

  Bruce G. Pollack has served as a director of the Company since his election in September 1995. Since December 1995, Mr. Pollack has been a Managing Director of Centre Management. Mr. Pollack is also a partner of Centre Partners, L.P., which he joined in January 1991. Mr. Pollack currently serves as a director of Johnny Rockets Group, Inc., Music Holdings Corp. and a number of other private corporations.

BOARD OF DIRECTORS; COMMITTEES

  Pursuant to the Bylaws of the Company, the Board consists of three or more members, as fixed from time to time by the Board or by the stockholders. Currently, the Board consists of six directors. Members of the Board are elected each year at the Company's annual meeting of stockholders, and serve until their respective successors have been elected and qualified. Within 90 days after completion of the Offering, the Company intends to elect two additional persons as directors who will not be officers or employees of the Company or partners, officers or employees of the Company's principal stockholders or any of their respective affiliates.

  The Compensation Committee of the Board, comprised of Messrs. Balser and Pollack, is responsible for reviewing and establishing the compensation structure for the Company's officers and directors, including salary rates, participation in incentive compensation and benefit plans, stock option plans and other forms of compensation, and is responsible for administering the Company's 1998 Incentive Plan. See "--Stock Incentive Plans." The Audit Committee of the Board, comprised of Messrs. Kaufman and Jennings, is responsible for recommending to the Board independent auditors for the Company, analyzing the reports and recommendations of such auditors and reviewing internal audit procedures and controls. The Real Estate Committee of the Board, comprised of Messrs. Kaufman and Pollack, is responsible for reviewing management's recommendations with respect to the selection of new Park sites and making recommendations to the full Board with respect thereto.

DIRECTOR COMPENSATION

  Directors of the Company are reimbursed for certain reasonable expenses incurred in attending Board meetings. Directors who are also employees of the Company receive no remuneration for services as members of the Board or any committee thereof. Directors who are not employed by the Company are entitled to receive a fee of $1,500 each for every meeting they attend.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth information concerning compensation for fiscal 1997 earned by the Company's President and Chief Executive Officer and each of the Company's other most highly compensated executive officers whose total salary and bonus for such period exceeded $100,000 (collectively, the "Named Executive Officers").

                    FISCAL 1997 SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                                COMPENSATION
                                 ANNUAL COMPENSATION (1)           AWARDS
                          ------------------------------------- ------------
  NAME AND                                                       SECURITIES   ALL OTHER
 PRINCIPAL                                       OTHER ANNUAL    UNDERLYING  COMPENSATION
  POSITION                SALARY ($) BONUS ($) COMPENSATION ($) OPTIONS (#)      ($)
 ---------                ---------- --------- ---------------- ------------ ------------
Nabil N. El-Hage........   278,000    180,000          --             --         --
 President, Chief
 Executive Officer and
 Chairman
Kenneth J. Sanginario...   125,000     40,000          --             --         --
 Chief Financial Officer
Carl H. Winston (2).....    74,846     15,000       25,000 (3)     20,000        --
 Senior Vice President--
 Operations

--------
(1) The aggregate amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer and has therefore been omitted.
(2) Mr. Winston became an employee of the Company in June 1997.
(3) One-time allowance for relocation expenses.

  Stock Option Grants Table. The following table sets forth certain information concerning all stock options granted during fiscal 1997 to the Named Executive Officers. The Company did not grant any stock appreciation rights or restricted stock awards during fiscal 1997.

                        FISCAL 1997 STOCK OPTION GRANTS

                                                                                POTENTIAL
                                                                            REALIZABLE VALUE
                                                                            AT ASSUMED ANNUAL
                                                                             RATES OF STOCK
                                                                                  PRICE
                                                                            APPRECIATION FOR
                          NUMBER OF   PERCENT OF         OPTION TERM         OPTION TERM (4)
                         SECURITIES  TOTAL OPTIONS ------------------------ -----------------
                         UNDERLYING   GRANTED TO    EXERCISE OR
                           OPTIONS   EMPLOYEES IN   BASE PRICE   EXPIRATION
NAME                     GRANTED (1)     1997      ($/SHARE) (2)  DATE (3)   5% ($)  10% ($)
----                     ----------- ------------- ------------- ---------- -------- --------
Nabil N. El-Hage........      --          --             --           --         --       --
Kenneth J. Sanginario...      --          --             --           --         --       --
Carl H.Winston..........   20,000        31.8%        $11.00      6/16/07   $138,357 $570,623

--------
(1) One-fifth of each option vests on each of the first five anniversaries of the option grant date.
(2) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date, or in a combination of cash and shares.
(3) The term of each option may not exceed ten years.
(4) The hypothetical potential appreciation shown in these columns reflects the required calculations at annual assumed appreciation rates of 5% and 10%, as set by the Securities and Exchange Commission, and therefore is not intended to represent either historical appreciation or anticipated future appreciation of the Common Stock.

  No stock options were exercised by the Named Executive Officers during fiscal 1997.

  Fiscal Year-End Option Value Table. The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of fiscal 1997 year-end.

               AGGREGATE 1997 FISCAL YEAR-END OPTION VALUE TABLE

                                                NUMBER OF SHARES UNDERLYING
                                                        UNEXERCISED
                                                OPTIONS AT FISCAL YEAR-END
                                                ------------------------------
 NAME                                           EXERCISABLE     UNEXERCISABLE
 ----                                           -------------   --------------
Nabil N. El-Hage...............................     275,000          125,000
Kenneth J. Sanginario..........................       6,000           14,000
Carl H. Winston................................         --            20,000

  Based on management's estimate of the fair market value of the Common Stock, as of 1997 fiscal year-end no unexercised options held by the Named Executive Officers had an exercise price below the fair market value of the Common Stock.

  The Company maintains a "key man" life insurance policy for Mr. El-Hage, the beneficiary of which is the Company. The costs of such policy are borne by the Company.

EMPLOYMENT AGREEMENT

  The Company and Mr. El-Hage are parties to an employment agreement providing for the employment of Mr. El-Hage by the Company as President, Chief Executive Officer and Chairman of the Board, commencing on February 1, 1995 (the "Effective Date") until the third anniversary of the completion of the Offering. Pursuant to the terms of his employment agreement, Mr. El-Hage is entitled to an annual salary of $275,000, subject to a cost of living adjustment, and annual bonuses at the discretion of the Board. At the Effective Date, Mr. El-Hage also received non-qualified options to acquire 400,000 shares of Common Stock subject to quarterly vesting over a four-year period and exercisable for a period of eight years. Such options are exercisable at a price of $5.50 per share.

STOCK INCENTIVE PLANS

  In June 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Option Plan"). Under the 1995 Option Plan, 123,000 shares of Common Stock have been authorized for issuance. As of the date of this Prospectus, options to purchase 121,250 shares of Common Stock granted under the 1995 Option Plan were outstanding at a weighted average exercise price equal to $9.53 per share. Shares of Common Stock subject to outstanding options that expire or terminate prior to exercise may be available for future issuance under the 1995 Option Plan. Stock options granted under the 1995 Option Plan are typically subject to the Company's standard vesting schedule under which 20% of an optionee's shares vest on each of the first five anniversaries of his or her vesting commencement date. Notwithstanding the foregoing, all options outstanding under the 1995 Option Plan immediately become exercisable upon the occurrence of certain change-in-control events. In April 1998, the Company terminated the 1995 Option Plan as to future grants thereunder.

  In addition, a certain landlord of the Company has an option to purchase up to 3,310 shares of Common Stock at an exercise price of $10.00 per share, subject to the achievement of certain financial targets that the Company does not believe will be satisfied.

  In May 1998, the Company adopted the 1998 Incentive and Capital Accumulation Plan (the "1998 Incentive Plan") and authorized for issuance 275,000 shares of Common Stock under such plan. A variety of benefits may be granted under the 1998 Incentive Plan to key employees of the Company, including stock options, stock appreciation rights ("SARs"), stock awards, performance awards and stock units (collectively, the "Benefits"). The 1998 Incentive Plan is administered by the Compensation Committee, which determines the persons to whom Benefits will be granted and the terms and conditions of the Benefits, including, among other things, the exercise price and method of payment of the exercise price, the number of shares subject to the Benefits, the vesting of Benefits and the terms of performance Benefits. See "Board of Directors--Committees." Stock options granted under the 1998 Incentive Plan may be "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options.

  In the event of a "change in control" (as defined in the 1998 Incentive
Plan) the Compensation Committee may, in its discretion, take such actions as it deems appropriate with respect to outstanding Benefits, including accelerating the exercisability or vesting of Benefits. In addition, the Compensation Committee, in its discretion, may determine that upon the occurrence of a change in control, holders of stock options and SARs will receive an amount, in cash or other property, equal to the excess of the fair market value of the shares subject to such stock options or SARs immediately prior to the occurrence of the change in control over the exercise price of such stock options or SARs.

  The Compensation Committee may amend the 1998 Incentive Plan from time to time or suspend or terminate such plan at any time, except that no reduction of the amount of any existing Benefit or adverse change in the terms and conditions thereof may be made without the consent of the holder of the Benefit, and no amendment to the 1998 Incentive Plan may, without approval of the Company's stockholders, (i) increase the total number of shares which may be issued, or with respect to which Benefits may be granted to any individual, under the 1998 Incentive Plan, or (ii) modify the requirements as to eligibility for Benefits under the 1998 Incentive Plan. The 1998 Incentive Plan will terminate on May 7, 2008 unless earlier terminated by the Board or the Compensation Committee.

  The Company has granted options to purchase 97,500 shares of Common Stock under the 1998 Incentive Plan to certain executive officers and other employees of the Company, each at an exercise price equal to $12.75 per share. In addition, the Company has approved the grant under such plan to Mr. El-Hage of options to purchase 140,000 shares of Common Stock, effective upon the completion of the Offering, at an exercise price equal to the initial public offering price.

  Section 162(m) of the Code generally disallows a publicly-held corporation a deduction for compensation paid to its chief executive officer or any of the corporation's other four most highly compensated executive officers (the "Covered Officers") in excess of $1.0 million per year. Based upon a special transition rule contained in the Treasury regulations issued pursuant to
Section 162(m) of the Code that applies to private corporations that complete an initial public offering, and assuming no material modifications to the 1998 Incentive Plan, the Company intends to treat all payments made to the Covered Officers under the 1998 Incentive Plan until the annual meeting of stockholders of the Company held in the Year 2002 as not subject to the deduction limitations of Section 162(m) of the Code. The deductibility of payments made under the 1998 Incentive Plan resulting in total compensation in excess of $1.0 million for the Covered Officers following the annual meeting of stockholders of the Company held in the year 2002 and thereafter will depend upon whether the Company and the 1998 Incentive Plan comply with the performance-based compensation exception to Section 162(m).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consists of Messrs. Balser and Pollack. No member of the Compensation Committee was at any time during fiscal 1997, or at any other time, an officer or employee of the Company.

  Throughout 1997 and to the date of this Prospectus, Mr. Nabil N. El-Hage, the President, Chief Executive Officer and Chairman of the Company, also served as a director of the Company. Mr. El-Hage has recused himself from all discussions relating to, and abstained from voting on, resolutions of the Board concerning his own compensation.

  For a description of certain relationships and related transactions between the Company and certain of its affiliates see "Certain Relationships and Related Transactions."

LIMITATIONS OF LIABILITY AND INDEMNIFICATION

  Pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), the Company has adopted provisions in its Certificate of Incorporation which provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of
(i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of the DGCL; and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Certificate of Incorporation and Bylaws also obligate the Company to indemnify its officers, directors and other agents to the fullest extent permitted under the DGCL.

  At present, there is no material pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in material claims for indemnification by any director, officer, employee or other agent.

  In addition, as permitted by its Bylaws, the Company maintains an insurance policy covering directors and officers against certain civil liabilities.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On November 1, 1996, the Company issued to CCI, J.P. Morgan Investment Corporation ("J.P. Morgan"), Sixty Wall Street SBIC Fund L.P., Dickstein & Co. L.P., Dickstein International Limited, Dickstein Focus Fund L.P. and Shad Run-JJ Nominee Corporation convertible notes due November 1, 2002 (the "Notes") in an aggregate principal amount of $3,500,000 and warrants to purchase 70,000 shares of Common Stock, for an aggregate purchase price of $3,500,000. The Notes were converted into 1,359,683 shares of Series F Preferred Stock and warrants to purchase 6,242 shares of Common Stock (other than the Notes held by CCI, which were redeemed by the Company) in connection with the issuance of the Series F Preferred Stock on December 26, 1996. The warrants issued by the Company are exercisable into shares of Common Stock at a price of $7.33 per share, subject to adjustment. The Series F Preferred Stock received by these holders in exchange for the Notes will be converted into shares of Common Stock in connection with the Offering. See "Description of Capital Stock."

  Pursuant to a purchase agreement dated December 26, 1996 (the "December 1996 Agreement"), the Company issued on such date to certain of the investors referred to above, as well as to certain affiliates of Centre Partners II LLC ("Centre Partners II") and Generation Capital Partners L.P. ("Generation Capital Partners") and certain additional investors, 10,526,673 shares of Series F Preferred Stock and warrants to purchase 48,325 shares of Common Stock for an aggregate purchase price of $11,579,341. Pursuant to the December 1996 Agreement, on March 31, 1997 the Company issued to Braemar Capital Partners I, L.P. and to certain other investors party to such agreement 2,272,727 shares of Series F Preferred Stock and warrants to purchase 10,433 shares of Common Stock, for an aggregate purchase price of $2,499,999. The warrants issued by the Company are exercisable at a price of $7.33 per share, subject to adjustment. The Series F Preferred Stock received by the purchasers in this transaction will be converted into shares of Common Stock in connection with the Offering. See "Description of Capital Stock."

  In connection with the Offering, CCI, Centre Partners II, J.P. Morgan, Sixty Wall Street SBIC Fund L.P., Dickstein & Co., L.P., Generation Capital Partners, Dickstein International Limited, Dickstein Focus Fund L.P. and Shad Run-JJ Nominee Corporation and certain other investors and the Company have entered into an amended and restated stockholders' agreement, which will become effective upon the completion of the Offering (the "Amended Stockholders' Agreement"). See "Description of Capital Stock--Stockholders' Agreement."

  For additional information, see "Management--Compensation Committee Interlocks and Insider Participation."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of the date hereof and as adjusted to reflect the sale of the 2,000,000 shares of Common Stock offered hereby, by
(i) each stockholder known by the Company to beneficially own more than five percent of the Common Stock, (ii) each director of the Company, (iii) the Named Executive Officers and (iv) all directors and executive officers of the Company as a group. Except pursuant to applicable community property laws or as otherwise noted below, each of the stockholders identified in the table has sole voting and investment power with respect to the shares of Common Stock beneficially owned by such person. The following table gives effect to the Preferred Conversion, which will occur immediately prior to the closing of the Offering. If the over-allotment options are exercised by the Underwriters, it is currently expected that CCI, Generation Capital Partners and certain of its affiliates, J.P. Morgan and one of its affiliates, Braemar Capital Partners I, L.P., Shad Run-JJ Nominee Corporation and Mark Fisher will participate as selling stockholders pursuant to such options.

                               NUMBER OF SHARES  PERCENT OF CLASS  PERCENT OF CLASS
   NAME OF BENEFICIAL OWNER   BENEFICIALLY OWNED PRIOR TO OFFERING AFTER OFFERING
   ------------------------   ------------------ ----------------- ----------------
   Centre Capital Investors
    L.P. (1)...............       1,626,098            35.0%             24.5%
   Centre Partners II LLC
    (2)....................         802,174            17.3%             12.1%
   J.P. Morgan Investment
    Corporation (3)........         864,288            18.7%             13.0%
   Mark Dickstein (4)......         528,015            11.4%              8.0%
   Dickstein & Co., L.P.
    (5)....................         365,249             7.9%              5.5%
   Generation Capital
    Company LLC (6)........         356,252             7.7%              5.4%
   Nabil N. El-Hage (7)....         338,142             6.9%              4.9%
   Kenneth J. Sanginario
    (8)....................          10,000              *                 *
   Carl Winston (9)........           4,000              *                 *
   Paul F. Balser (10).....             --              --                --
   Mark E. Jennings (10)...             --              --                --
   Mark L. Kaufman (11)....           2,671              *                 *
   Bruce G. Pollack (12)...             --              --                --
   Jonathan H. Kagan (13)..             --              --                --
   Directors and Executive
    Officers as a group
    (14)...................         354,813             7.2%              5.1%

--------
* Less than 1%

 (1) Includes warrants to purchase 40,086 shares of Common Stock exercisable within 60 days of the date of this Prospectus. The general partner of CCI is Centre Partners. Centre Partners may be deemed to be indirectly controlled, through Park Road Corporation, by Lester Pollack, a managing director of Lazard Freres & Co. LLC. The address of CCI is 30 Rockefeller Plaza, Suite 5050, New York, New York 10020.

 (2) Includes shares held as general partner of Centre Partners Coinvestment, L.P. and Centre Parallel Management Partners L.P. and as general partner of the general partner of Centre Capital Investors II, L.P., Centre Capital Offshore Investors II, L.P. and Centre Capital Tax-Exempt Investors II, L.P. In addition, includes shares held in a separate account of State Board of Administration of Florida with respect to which an affiliate of Centre Partners II has management authority. Includes warrants to purchase 31,316 shares of Common Stock exercisable within 60 days of the date of this Prospectus. The address of Centre Partners II is 30 Rockefeller Plaza, Suite 5050, New York, New York 10020.

 (3) Includes 8,219 shares of Common Stock held by Sixty Wall Street SBIC Fund L.P., an affiliate of J.P. Morgan Investment Corporation. Includes warrants to purchase 22,367 shares of Common Stock exercisable within 60 days of the date of this Prospectus. The address of J.P. Morgan Investment Corporation is 60 Wall Street, New York, New York 10260.

 (4) Includes shares owned by Dickstein & Co., L.P. ("DCO"), Dickstein International Limited ("DIL"), Dickstein Focus Fund L.P. ("DFF", and together with DCO and DIL, the "Dickstein Funds"), the Dickstein Partners, L.P. Savings Plan and Mark Dickstein. Includes warrants to purchase 14,938 shares of Common Stock exercisable within 60 days of the date of this Prospectus. Excludes 10,574 shares owned by the Elyssa Dickstein, Jeffery Schwarz and Alan Cooper as Trustees U/T/A/D 12/27/88, Mark Dickstein
    as Grantor trust. Mr. Dickstein is the President and sole shareholder of Dickstein Partners Inc., which is the advisor to DIL and the general partner of Dickstein Partners, L.P., which in turn is the general Partner of DCO and DFF. Mr. Dickstein is also a trustee of the Dickstein Partners, L.P. Savings Plan. Mr. Dickstein's address is c/o Dickstein Partners Inc., 660 Madison Avenue, 16th Floor, New York, NY 10021.

 (5) Includes warrants to purchase 9,453 shares of Common Stock exercisable within 60 days from the date of this Prospectus. The address of Dickstein & Co., L.P. is 660 Madison Avenue, 16th Floor, New York, New York, 10021.

 (6) Includes shares held as general partner of Generation Parallel Management Partners L.P. and as general partner of the general partner of Generation Capital Partners L.P. In addition, includes shares held in a separate account of State Board of Administration of Florida with respect to which an affiliate of Generation Capital Company LLC has management authority. Includes warrants to purchase 13,971 shares of Common Stock exercisable within 60 days of the date of this Prospectus. The address of Generation Partners is 551 Fifth Avenue, Suite 3100, New York, New York 10176.

 (7) Includes options to purchase 325,000 shares of Common Stock and warrants to purchase 347 shares of Common Stock exercisable within 60 days of the date of this Prospectus.

 (8) Includes options to purchase 10,000 shares of Common Stock exercisable within 60 days of the date of this Prospectus.

 (9) Includes options to purchase 4,000 shares of Common Stock exercisable within 60 days of the date of this Prospectus.

(10) Excludes 356,252 shares of Common Stock beneficially owned by Generation Capital Company LLC and 1,626,098 shares of Common Stock beneficially owned by CCI. Each of Mr. Balser and Mr. Jennings is a Managing Director of Generation Capital Company LLC and, as such, may be deemed to have voting and investment power over the shares of Common Stock beneficially owned by Generation Capital Company LLC. In addition, each of Mr. Balser and Mr. Jennings are limited partners in CCI and may be deemed to have an indirect pecuniary interest in the shares of Common Stock beneficially owned by CCI. Each of Mr. Balser and Mr. Jennings disclaims any beneficial ownership of such shares of Common Stock.

(11) Excludes 490,939 shares of Common Stock beneficially owned by the Dickstein Funds. Mr. Kaufman is a Vice President of Dickstein Partners, Inc. and, as such, may be deemed to have voting and investment power over such shares of Common Stock. Mr. Kaufman disclaims any beneficial ownership of such shares of Common Stock.

(12) Excludes 1,626,098 shares of Common Stock beneficially owned by CCI and 802,174 shares of Common Stock beneficially owned by Centre Partners II. Mr. Pollack is a Vice President of Park Road Corporation and a Managing Director of Centre Partners II and, as such, may be deemed to have voting and investment power over such shares of Common Stock. Mr. Pollack disclaims any beneficial ownership of such shares of Common Stock.

(13) Excludes 802,174 shares of Common Stock beneficially owned by Centre Partners II. Mr. Kagan is a Managing Director of Centre Partners II and, as such, may be deemed to have voting and investment power over such shares of Common Stock. Mr. Kagan disclaims any beneficial ownership of such shares of Common Stock.

(14) Includes options to purchase 339,000 shares of Common Stock and warrants to purchase 347 shares of Common Stock exercisable within 60 days of the date of this Prospectus.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have outstanding 6,599,623 shares of Common Stock, of which the 2,000,000 shares sold pursuant to the Offering will be freely tradeable without restriction or further registration under the Securities Act, except for any such shares held by "affiliates" (as defined under Rule 405 of the Securities Act) of the Company. The holders of the remaining 4,599,623 shares will be entitled to sell their shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 promulgated thereunder or otherwise in accordance with the Securities Act. Generally, Rule 144 provides that a person who has owned Restricted Shares for at least one year, or who may be deemed an "affiliate" of the Company, is entitled to sell, within any three-month period, up to the number of Restricted

Shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are subject to certain restrictions relating to manner of sale, volume of sales and the availability of current public information about the Company. All of the Restricted Shares have been owned by the holders thereof for more than one year. Of such Restricted Shares, 519,983 are owned by non-affiliates of the Company and, as a result, will be freely tradeable upon completion of the Offering without regard to the restrictions under Rule 144 and 4,079,640 are owned by affiliates of the Company and, as a result, will be eligible for sale pursuant to Rule 144, subject to certain restrictions, upon completion of the Offering. As described below, certain holders of Common Stock have agreed to certain restrictions on their ability to sell shares of Common Stock for a period of 180 days following the Offering. See "Underwriting."

  The Company intends to file a registration statement on Form S-8 covering all shares of Common Stock issuable upon exercise of stock options in effect on the date of this Prospectus and stock options or other Benefits to be granted under the Company's 1998 Incentive Plan. The Company has outstanding stock options with respect to an aggregate of approximately 622,060 shares of Common Stock as of the date of this Prospectus. In addition, the Company has approved the grant under the 1998 Incentive Plan of options to purchase 140,000 shares of Common Stock to the Company's President and Chief Executive Officer, effective upon the completion of the Offering. Upon such registration on Form S-8, an additional 762,060 shares of Common Stock, together with any additional shares of Common Stock which will be issuable pursuant to stock options or other Benefits to be granted under the 1998 Incentive Plan, will be eligible for sale in the public market.

  In addition, the Amended Stockholders' Agreement among the Company and its principal stockholders, which will become effective upon the completion of the Offering, provides for registration rights exercisable following 180 days after the date of this Prospectus, upon demand by the holders of at least 800,000 of the outstanding shares of Common Stock held by the stockholders party thereto and, in addition, the stockholders will be entitled to "piggyback" registration on any public offering of equity securities by the Company subsequent to the Offering. See "Description of Capital Stock-- Stockholders' Agreement."

  Prior to the Offering, there has been no market for the Common Stock, and no predictions can be made with respect to the effect, if any, that public sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock and the ability of the Company to raise capital through a public offering of its equity securities. See "Risk Factors--Absence of Public Market for Common Stock; Determination of Initial Public Offering Price."

                         DESCRIPTION OF CAPITAL STOCK

  The Company is authorized to issue (i) 30,000,000 shares of common stock, par value $.01 per share, (ii) 961,377 shares of Series A Preferred Stock, 441,936 shares of Series B Preferred Stock, 11,077,508 shares of Series C Preferred Stock, 961,377 shares of Series D Preferred Stock and 25,000,000 shares of Series F Preferred Stock, each having a par value of $1.00 per share (collectively, the "Existing Preferred Stock"). The Certificate of Incorporation, as amended in May 1998, also authorizes the Company to issue 5,000,000 shares of "new" undesignated preferred stock (the "New Preferred Stock"). Immediately prior to the closing of the Offering, all outstanding shares of Existing Preferred Stock, together with all accrued and unpaid dividends thereon, will convert automatically into shares of Common Stock at the applicable conversion price thereof.

COMMON STOCK

  In April 1998, the Company effected a one-for-ten reverse stock split of the Common Stock and authorized an aggregate of 30,000,000 shares of Common Stock. As of the date of this Prospectus, there were 4,599,623 shares of Common Stock outstanding. In addition, 762,060 shares of Common Stock are covered by employee options granted or approved for grant by the Company at exercise prices per share ranging from $5.50 to the initial public offering price. In addition, as of the date of this Prospectus, there were outstanding warrants to purchase an aggregate of 135,000 shares of Common Stock issued to investors and warrants to purchase an aggregate of 17,500 shares of Common Stock issued to certain landlords in connection with leases entered into by the Company with respect to certain Park locations. The Company has also committed to issuing warrants to purchase an aggregate of 11,000 shares of Common Stock to certain landlords in connection with other leases the Company has executed.

  Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by stockholders. All shares of Common Stock rank equally as to voting and all other matters. The shares of Common Stock have no preemptive or conversion rights, no redemption or sinking fund provisions, are not liable for further call or assessment, and are not entitled to cumulative voting rights. The outstanding shares of Common Stock are fully paid and non-assessable.

  Subject to the prior rights of holders of preferred stock, the holders of Common Stock are entitled to receive dividends when and as declared by the Board out of funds legally available therefor, when, as and if declared and paid to the holders of Common Stock. The Company has never declared or paid cash dividends. The Company currently intends to retain all future earnings for the operation and expansion of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

  Upon a liquidation of the Company, after creditors had been paid in full and after shares of any series of preferred stock had received the preferential amounts to which such shares are entitled upon liquidation, the holders of Common Stock would be entitled to receive a pro rata distribution per share of the excess amount.

  The Company has applied for listing of the Common Stock on Nasdaq under the symbol "JPRS."

PREFERRED STOCK

  As of the date of this Prospectus, the issued and outstanding Existing Preferred Stock consists of 434,383 shares of Series B Preferred Stock, 11,077,508 shares of the Series C Preferred Stock, 961,377 shares of Series D Preferred Stock and 14,309,091 shares of the Series Preferred F Stock. Immediately prior to the closing of the Offering, all of the outstanding shares of Existing Preferred Stock, together with all accrued and unpaid dividends thereon, will be converted into an aggregate of 4,419,123 shares of Common Stock, at the applicable conversion price of each series of Preferred Stock as provided in the Certificate of Incorporation.

NEW PREFERRED STOCK

  The Certificate of Incorporation empowers the Board to issue the New Preferred Stock from time to time in one or more series and to fix the designation, privileges, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of such series, which could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of the Common Stock without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued by the Company in the future. The issuance of New Preferred Stock could have the effect of delaying or preventing a change in control of the Company or make removal of management more difficult. Additionally, the issuance of new preferred stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. While the Company has no present intention to issue any shares of New Preferred Stock, any such issuance could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

STOCKHOLDERS' AGREEMENT

  The Company and its principal stockholders are parties to a certain stockholders' agreement, which provides for, among other things, (i) the nomination and election of directors of the Company, (ii) restrictions on the transfer of shares of capital stock of the Company, (iii) the right of certain holders of capital stock to require the Company to purchase such shares and the right of the Company to purchase shares held by terminated employees and
(iv) demand and "piggyback" registration rights of the Company's stockholders. The Company and the stockholders party to the stockholders' agreement referred to above have entered into the Amended Stockholders' Agreement, which will become effective upon the completion of the Offering, to provide for the termination of the foregoing provisions, other than with respect to the registration rights of the stockholders.

  The Amended Stockholders' Agreement provides for registration rights exercisable following 180 days after the date of this Prospectus, upon demand by the holders of at least 800,000 of the outstanding shares of Common Stock held by the stockholders party thereto. In addition, the stockholders party to such agreement will be entitled to "piggyback" registration on any public offering of equity securities by the Company subsequent to the Offering. The registration rights will be subject to customary underwriter cutback and indemnification provisions.

CERTAIN PROVISIONS OF DELAWARE LAW

  The Delaware Business Combination Act. Upon completion of the Offering, the Company will be subject to Section 203 of the DGCL (the "Delaware Business Combination Act"), which imposes a three-year moratorium on business combinations between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" (in general, a stockholder owning 15% or more of a corporation's outstanding voting stock) or an affiliate or associate thereof unless (a) prior to an interested stockholder becoming such, the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming such, (b) upon consummation of the transaction resulting in an interested stockholder becoming such, the interested stockholder owns 85% of the voting stock outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by directors who are also officers and certain employee stock plans) or (c) on or after an interested stockholder becomes such, the business combination is approved by (i) the board of directors and (ii) holders of at least 66 2/3% of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an "interested stockholder's" percentage ownership of stock.

TRANSFER AGENT AND REGISTRAR

  American Stock Transfer & Trust Company has been appointed as the transfer agent and registrar for the Company's Common Stock.

                                 UNDERWRITING

  The Company and certain stockholders have entered into a Purchase Agreement (the "Purchase Agreement") with the underwriters listed in the table below (the "Underwriters"), for whom Piper Jaffray Inc., Cowen & Company and Gerard Klauer Mattison & Co., Inc. are acting as representatives (the "Representatives"). Subject to the terms and conditions set forth in the Purchase Agreement, the Company has agreed to sell to the Underwriters, and each of the Underwriters has severally agreed to purchase, the number of shares of Common Stock set forth opposite each Underwriter's name in the table below.

                                                                       NUMBER
  UNDERWRITER                                                         OF SHARES
  -----------                                                         ---------
  Piper Jaffray Inc..................................................
  Cowen & Company....................................................
  Gerard Klauer Mattison & Co., Inc..................................
                                                                      ---------
      Total.......................................................... 2,000,000
                                                                      =========

  Subject to the terms and conditions of the Purchase Agreement, the Underwriters have agreed to purchase all of the Common Stock being sold pursuant to the Purchase Agreement, if any is purchased (excluding shares covered by the over-allotment options granted therein). In the event of a default by any Underwriter, the Purchase Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated.

  The Representatives have advised the Company that the Underwriters propose to offer the Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession of not more than $      per share.
Additionally, the Underwriters may allow, and such dealers may reallow, a
concession not in excess of $       per share to certain other dealers. After
the Offering, the public offering price and other selling terms may be changed by the Underwriters.

  Certain stockholders have granted to the Underwriters options, exercisable by the Representatives within 30 days after the date of the Purchase Agreement, to purchase up to an aggregate of 300,000 additional shares of Common Stock at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any of such additional shares pursuant to such options, each Underwriter will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the options only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Common Stock offered hereby.

  The Representatives have informed the Company that neither they, nor any member of the National Association of Securities Dealers, Inc. participating in the distribution of the Offering, will make sales of the Common Stock offered hereby to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

  The Offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The officers, directors and certain other stockholders of the Company, who will beneficially own in the aggregate at least 4,263,329 shares of Common Stock after the Offering, have agreed that, subject to certain exceptions, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock or other securities of the Company that are substantially similar to the shares, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or any such substantially similar securities, owned by them prior to the date of the Prospectus for a period of 180 days after the date of this Prospectus, without the prior written consent of

Piper Jaffray. The Company has agreed that it will not, without Piper Jaffray's prior written consent, offer, sell, contract to sell, pledge, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options and warrants granted prior to the date hereof, and may grant options under the 1998 Incentive Plan.

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock offered hereby will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering are prevailing market and economic conditions, the Company's revenue and earnings, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management and the consideration of the above factors in relation to the market valuations of companies in similar businesses. The initial public offering price for the Common Stock should not be considered an indication of the actual value of the Common Stock offered hereby. In addition, there can be no assurance that the Common Stock can be resold at a price equal to or greater than the initial public offering price. See "Risk Factors--Absence of Public Market for Common Stock; Determination of Initial Public Offering Price" and "Risk Factors--Possible Volatility of Common Stock Price."

  During and after the Offering, the Underwriters may purchase and sell Common Stock in the open market. These transactions may include over-allotment, stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in the Offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise, and these activities, if commenced, may be discontinued at any time.

  The Company and certain stockholders have agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York. The validity of the shares of Common Stock offered hereby will be passed upon for the Underwriters by King & Spalding, New York, New York.

                                    EXPERTS

  The Consolidated Financial Statements of the Company at December 28, 1997 and December 29, 1996 and for each of the three years in the period ended December 28, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and the information under the caption "Selected Consolidated Financial Data" for each of the five years in the period ended December 28, 1997, appearing in this Prospectus and Registration Statement have been derived from the Consolidated Financial Statements audited by Ernst & Young LLP, as set forth in their reports thereon appearing elsewhere herein.

  Such Consolidated Financial Statements and selected consolidated financial data are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") pursuant to the Securities Act, covering the shares of Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules contained therein, which may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of which may be obtained from the Commission upon payment of the prescribed fees. The summaries contained in this Prospectus concerning information included in the Registration Statement, or in any exhibit or schedule thereto, are qualified in their entirety by reference to such information, exhibit or schedule.

  The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the Offering, the Company will become subject to the informational requirements of the Exchange Act and in accordance therewith will file the periodic reports and other information with the Commission. Reports, registration statements (including the exhibits thereto), proxy statements, and other information filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and from the World Wide Web site that the commission maintains at http://www.sec.gov. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

                                 JEEPERS! INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Auditors............................................  F-2
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 29, 1996, December 28, 1997 and
 March 29, 1998 (Unaudited)...............................................  F-3
Consolidated Statements of Operations for the years ended December 31,
 1995, December 29, 1996, December 28, 1997 and the quarters ended March
 30, 1997 (Unaudited) and March 29, 1998 (Unaudited)......................  F-4
Consolidated Statements of Redeemable Convertible Preferred Stock and
 Stockholders' Deficit for the years ended December 31, 1995, December 29,
 1996, December 28, 1997 and the quarter ended March 29, 1998 (Unaudited).  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, December 29, 1996, December 28, 1997 and the quarters ended March
 30, 1997 (Unaudited) and March 29, 1998 (Unaudited)......................  F-6
Notes to Consolidated Financial Statements................................  F-7

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Jeepers! Inc.

  We have audited the accompanying consolidated balance sheets of Jeepers! Inc. and subsidiaries as of December 28, 1997 and December 29, 1996, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for each of the three years in the period ended December 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jeepers! Inc. and subsidiaries at December 28, 1997 and December 29, 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 28, 1997 in conformity with generally accepted accounting principles.

  We have also previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheets as of December 31, 1995, January 1, 1995, and January 2, 1994 and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for the years ended January 1, 1995 and January 2, 1994 (none of which are presented separately herein); and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the selected consolidated financial data for each of the five years in the period ended December 28, 1997, appearing on page 15, is fairly stated in all material respects in relation to the consolidated financial statements from which it has been derived.

  As discussed in Note 3 to the financial statements, in 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

                                          Ernst & Young LLP

Boston, Massachusetts
March 5, 1998, except
 as to Note 13 as to
 which the
 date is April 6,
 1998.

                                 JEEPERS! INC.

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 29,  DECEMBER 28,   MARCH 29,    MARCH 29,
                               1996          1997         1998         1998
                           ------------  ------------  -----------  -----------
                                                       (UNAUDITED)  (PRO FORMA)
ASSETS:                                                             (UNAUDITED)
Current assets:
 Cash and cash
  equivalents............  $ 14,032,761  $  6,642,780  $ 3,914,272  $ 3,914,272
 Amounts due from
  landlords..............       187,000     1,165,079    1,206,515    1,206,515
 Inventories.............       168,201       253,975      278,791      278,791
 Prepaid expenses and
  other current assets...        69,194        90,490       93,881       93,881
                           ------------  ------------  -----------  -----------
   Total current assets..    14,457,156     8,152,324    5,493,459    5,493,459
Equipment and leasehold
 improvements:
 Rides and games.........     5,347,124     9,645,929   10,431,110   10,431,110
 Other equipment.........     2,155,651     3,854,758    4,129,033    4,129,033
 Leasehold improvements..     5,183,979     8,418,704    8,762,105    8,762,105
                           ------------  ------------  -----------  -----------
   Total equipment and
    leasehold
    improvements.........    12,686,754    21,919,391   23,322,248   23,322,248
Less accumulated
 depreciation and
 amortization............     3,535,488     6,232,920    6,640,268    6,640,268
                           ------------  ------------  -----------  -----------
   Total equipment and
    leasehold
    improvements, net....     9,151,266    15,686,471   16,681,980   16,681,980
Other assets, net........        96,190       320,543      564,008      564,008
                           ------------  ------------  -----------  -----------
   Total assets..........  $ 23,704,612  $ 24,159,338  $22,739,447  $22,739,447
                           ============  ============  ===========  ===========
LIABILITIES AND
 STOCKHOLDERS' DEFICIT:
Current liabilities:
 Accounts payable........  $  1,711,359  $  3,560,329  $ 1,851,200  $ 1,851,200
 Accrued expenses........       892,408     1,310,202    1,650,428    1,650,428
 Accrued park closing
  costs..................       352,351       374,956      373,189      373,189
 Current portion of
  long-term debt.........       585,660     1,568,384    1,665,708    1,665,708
 Note payable to
  investor...............     2,004,345           --           --           --
                           ------------  ------------  -----------  -----------
   Total current
    liabilities..........     5,546,123     6,813,872    5,540,525    5,540,525
Long-term debt...........       832,919     1,357,985      759,741      759,741
Deferred rent............       472,862       669,237      937,766      937,766
Other long-term
 liabilities.............        51,848       188,313      265,548      265,548
Commitments and
 contingencies (Note 7)
Redeemable convertible
 preferred stock:
Series A, $1.00 par
 value, 961,377 shares
 authorized; no shares
 issued and outstanding .           --            --           --           --
Series B, $1.00 par
 value, 441,936 shares
 authorized; 441,936
 shares issued and
 outstanding at December
 29, 1996 and December
 28, 1997 and 434,383
 issued and outstanding
 at March 29, 1998
 ($3,908,012 liquidation
 value at March 29,
 1998)...................     3,147,258     3,470,692    3,501,550          --
Series C, $1.00 par
 value, 11,077,508 shares
 authorized; 11,077,508
 shares issued and
 outstanding ($16,486,655
 liquidation value at
 March 29, 1998).........    15,115,814    16,212,487   16,486,655          --
Series D, $1.00 par
 value, 961,377 shares
 authorized; 961,377
 shares issued and
 outstanding
 ($9,196,253 liquidation
 value at March 29,
 1998)...................     8,431,598     9,043,322    9,196,253          --
Series F, $1.00 par
 value, 25,000,000 shares
 authorized; 11,711,956
 shares issued and
 outstanding at December
 29, 1996 and 14,309,091
 shares issued and
 outstanding at December
 28, 1997 and March 29,
 1998 ($17,510,750
 liquidation value at
 March 29, 1998).........    12,538,616    16,764,286   17,133,523          --
                           ------------  ------------  -----------  -----------
   Total redeemable
    convertible preferred
    stock................    39,233,286    45,490,787   46,317,981          --
Stockholders' deficit:
Common stock, $.01 par
 value, 30,000,000 shares
 authorized; 165,500
 shares issued and
 outstanding at December
 29, 1996 and 180,500
 shares issued and
 outstanding at December
 28, 1997 and March 29,
 1998 ...................         1,655         1,805        1,805       45,996
Additional paid-in
 capital.................       426,043       606,143      606,143   35,128,175
Cumulative accretion of
 redeemable convertible
 preferred stock.........    (7,365,789)  (10,874,564) (11,751,758)         --
Unrealized gain on
 available-for-sale
 marketable securities...           --            --         9,615        9,615
Accumulated deficit......   (15,494,335)  (20,094,240) (19,947,919) (19,947,919)
                           ------------  ------------  -----------  -----------
   Total stockholders'
    deficit..............   (22,432,426)  (30,360,856) (31,082,114)  15,235,867
                           ------------  ------------  -----------  -----------
   Total liabilities and
    stockholders'
    deficit..............  $ 23,704,612  $ 24,159,338  $22,739,447  $22,739,447
                           ============  ============  ===========  ===========

                See notes to consolidated financial statements.

                                 JEEPERS! INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     QUARTER ENDED
                                                                  MARCH 30,   MARCH 29,
                             1995         1996         1997         1997         1998
                          -----------  -----------  -----------  -----------  ----------
                                                                      (UNAUDITED)
Revenues................  $ 7,648,264  $10,069,888  $16,371,606  $ 3,666,590  $7,206,281
Costs and expenses:
 Cost of revenues.......    1,269,740    2,262,741    3,495,384      822,719   1,307,325
 Operating payroll and
  benefit costs.........    2,422,414    2,960,983    4,594,398    1,019,851   1,874,507
 Other operating
  expenses..............    2,983,596    3,302,781    5,907,768    1,096,470   2,305,955
 General and
  administrative
  expenses..............    3,001,024    3,038,609    4,114,001      848,727   1,141,358
 Pre-opening costs......          --       202,304      368,939       13,756      15,935
 Depreciation and
  amortization..........      680,550      866,650    1,172,609      263,345     419,244
 Impairment and park
  closing costs.........        8,314      750,000    1,647,750          --          --
                          -----------  -----------  -----------  -----------  ----------
                           10,365,638   13,384,068   21,300,849    4,064,868   7,064,324
                          -----------  -----------  -----------  -----------  ----------
Income (loss) from
 operations.............   (2,717,374)  (3,314,180)  (4,929,243)    (398,278)    141,957
Interest income.........      328,310       88,327      516,820      142,446      70,348
Interest expense........     (228,524)    (365,883)    (187,482)     (44,143)    (65,984)
                          -----------  -----------  -----------  -----------  ----------
Net income (loss).......   (2,617,588)  (3,591,736)  (4,599,905)    (299,975)    146,321
Accretion of redeemable
 convertible preferred
 stock..................   (2,031,831)  (2,031,831)  (3,508,775)    (877,194)   (877,194)
                          -----------  -----------  -----------  -----------  ----------
Net income (loss)
 applicable to common
 stock..................  $(4,649,419) $(5,623,567) $(8,108,680) $(1,177,169) $ (730,873)
                          ===========  ===========  ===========  ===========  ==========
Basic and diluted net
 income (loss) per share
 of common stock........  $    (28.09) $    (33.98) $    (49.00) $     (7.11) $    (4.05)
                          ===========  ===========  ===========  ===========  ==========
Weighted average number
 of shares used in
 calculating basic
 and diluted net income
 (loss) per share of
 common stock...........      165,500      165,500      165,500      165,500     180,500
                          ===========  ===========  ===========  ===========  ==========
Unaudited pro forma net
 income (loss) per share
 of common stock........                            $     (1.03)              $     0.03
                                                    ===========               ==========
Weighted average number
 of shares used in
 calculating unaudited
 pro forma net income
 (loss) per share of
 common stock...........                              4,458,697                4,544,026
                                                    ===========               ==========



                See notes to consolidated financial statements.

                                 JEEPERS! INC.

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                             STOCKHOLDERS' DEFICIT

                                                                                                                       UNREALIZED
                                                                                                         CUMULATIVE     GAIN ON
                                                    REDEEMABLE CONVERTIBLE                              ACCRETION OF   AVAILABLE-
                                                       PREFERRED STOCK        COMMON STOCK  ADDITIONAL   REDEEMABLE     FOR-SALE
                                                    -----------------------  --------------  PAID-IN     CONVERTIBLE   MARKETABLE
                                                      SHARES      AMOUNT     SHARES  AMOUNT  CAPITAL   PREFERRED STOCK SECURITIES
                                                    ----------  -----------  ------- ------ ---------- --------------- ----------
Balance at
 January 1,
 1995...........                                    12,511,032  $22,831,009  165,500 $1,655  $118,788   $ (3,302,127)    $  --
Repurchase and
 retirement of
 Series B
 preferred
 stock..........                                       (30,211)    (200,000)
Accretion of
 redeemable
 convertible
 preferred stock
 to redemption
 value..........                                                  2,031,831                               (2,031,831)
Net loss........
                                                    ----------  -----------  ------- ------  --------   ------------     ------
Balance at
 December 31,
 1995...........                                    12,480,821   24,662,840  165,500  1,655   118,788     (5,333,958)       --
Issuance of
 warrants in
 connection with
 convertible
 debentures.....                                                                              175,000
Issuance of
 Series F
 preferred stock
 in December,
 1996, net of
 issuance costs
 of $212,290....                                     8,530,142    9,038,615
Issuance of
 warrants in
 connection with
 Series F
 preferred
 stock..........                                                                              132,255
Conversion of
 convertible
 debentures to
 equity.........                                     3,181,814    3,500,000
Accretion of
 redeemable
 convertible
 preferred stock
 to redemption
 value..........                                                  2,031,831                               (2,031,831)
Net loss........
                                                    ----------  -----------  ------- ------  --------   ------------     ------
Balance at
 December 29,
 1996...........                                    24,192,777   39,233,286  165,500  1,655   426,043     (7,365,789)       --
Issuance of
 Series F
 preferred stock
 in January,
 1997...........                                       174,408      191,849
Issuance of
 Series F
 preferred stock
 in connection
 with business
 acquisition....                                       150,000      165,000
Issuance of
 Series F
 preferred stock
 in April, 1997,
 net of issuance
 costs of
 $77,873........                                     2,272,727    2,391,877
Issuance of
 warrants in
 connection with
 Series F
 preferred
 stock..........                                                                               30,250
Issuance of
 common stock in
 December, 1997.                                                              15,000    150   149,850
Accretion of
 redeemable
 convertible
 preferred stock
 to redemption
 value..........                                                  3,508,775                               (3,508,775)
Net loss........
                                                    ----------  -----------  ------- ------  --------   ------------     ------
Balance at
 December 28,
 1997...........                                    26,789,912   45,490,787  180,500  1,805   606,143    (10,874,564)       --
Repurchase of
 Series B
 preferred stock
 (unaudited)....                                        (7,553)     (50,000)
Accretion of
 redeemable
 convertible
 preferred stock
 to redemption
 value
 (unaudited)....                                                    877,194                                 (877,194)
Unrealized gain
 on available-
 for-sale
 marketable
 securities
 (unaudited)....                                                                                                          9,615
Net income
 (unaudited)....
                                                    ----------  -----------  ------- ------  --------   ------------     ------
Balance at March
 29, 1998
 (unaudited)....                                    26,782,359  $46,317,981  180,500 $1,805  $606,143   $(11,751,758)    $9,615
--------------------------------------------------
                                                    ==========  ===========  ======= ======  ========   ============     ======
                                                                      TOTAL
                                                    ACCUMULATED   STOCKHOLDERS'
                                                      DEFICIT        DEFICIT
                                                    ------------- --------------
Balance at
 January 1,
 1995...........                                    $ (9,285,011) $(12,466,695)
Repurchase and
 retirement of
 Series B
 preferred
 stock..........
Accretion of
 redeemable
 convertible
 preferred stock
 to redemption
 value..........                                                    (2,031,831)
Net loss........                                      (2,617,588)   (2,617,588)
                                                    ------------- --------------
Balance at
 December 31,
 1995...........                                     (11,902,599)  (17,116,114)
Issuance of
 warrants in
 connection with
 convertible
 debentures.....                                                       175,000
Issuance of
 Series F
 preferred stock
 in December,
 1996, net of
 issuance costs
 of $212,290....
Issuance of
 warrants in
 connection with
 Series F
 preferred
 stock..........                                                       132,255
Conversion of
 convertible
 debentures to
 equity.........
Accretion of
 redeemable
 convertible
 preferred stock
 to redemption
 value..........                                                    (2,031,831)
Net loss........                                      (3,591,736)   (3,591,736)
                                                    ------------- --------------
Balance at
 December 29,
 1996...........                                     (15,494,335)  (22,432,426)
Issuance of
 Series F
 preferred stock
 in January,
 1997...........
Issuance of
 Series F
 preferred stock
 in connection
 with business
 acquisition....
Issuance of
 Series F
 preferred stock
 in April, 1997,
 net of issuance
 costs of
 $77,873........
Issuance of
 warrants in
 connection with
 Series F
 preferred
 stock..........                                                        30,250
Issuance of
 common stock in
 December, 1997.                                                       150,000
Accretion of
 redeemable
 convertible
 preferred stock
 to redemption
 value..........                                                    (3,508,775)
Net loss........                                      (4,599,905)   (4,599,905)
                                                    ------------- --------------
Balance at
 December 28,
 1997...........                                     (20,094,240)  (30,360,856)
Repurchase of
 Series B
 preferred stock
 (unaudited)....
Accretion of
 redeemable
 convertible
 preferred stock
 to redemption
 value
 (unaudited)....                                                      (877,194)
Unrealized gain
 on available-
 for-sale
 marketable
 securities
 (unaudited)....                                                         9,615
Net income
 (unaudited)....                                         146,321       146,321
                                                    ------------- --------------
Balance at March
 29, 1998
 (unaudited)....                                    $(19,947,919) $(31,082,114)
--------------------------------------------------
                                                    ============= ==============

                See notes to consolidated financial statements.

                                 JEEPERS! INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    QUARTER ENDED
                                                                -----------------------
                                                                 MARCH 30,   MARCH 29,
                            1995         1996         1997         1997         1998
                         -----------  -----------  -----------  -----------  ----------
                                                                     (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income (loss)......  $(2,617,588) $(3,591,736) $(4,599,905) $  (299,975) $  146,321
Adjustment to reconcile
 net income (loss) to
 net cash used in
 operating activities:
 Interest expense......          --       175,000          --           --          --
 Depreciation and
  amortization.........      680,550      866,650    1,172,609      263,345     419,244
 Impairment and park
  closing costs........        8,314      750,000    1,647,750          --          --
 Unrealized gain on
  available-for-sale
  marketable
  securities...........          --           --           --           --        9,615
Changes in current
 assets and
 liabilities:
 Inventories...........       14,165      (68,395)    (116,676)      (2,285)    (33,388)
 Prepaid expenses and
  other assets.........       78,472      (14,034)    (206,549)      24,649    (250,181)
 Accounts payables and
  accrued expenses.....      359,657    1,053,932      824,179     (522,208)   (429,611)
 Accrued park closing
  costs................     (678,771)    (262,192)    (352,351)     (42,988)     (1,767)
 Other long-term
  liabilities..........      (24,888)      (6,168)     332,840        6,625     345,764
                         -----------  -----------  -----------  -----------  ----------
   Net cash provided by
    (used in) operating
    activities.........   (2,180,089)  (1,096,943)  (1,298,103)    (572,837)    205,997
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Capital expenditures...   (1,076,029)  (3,540,474)  (5,182,379)    (503,608) (2,342,149)
Payments for business
 acquisition...........          --           --       (80,000)     (80,000)        --
Amounts advanced to
 landlords.............          --    (1,237,000)  (3,889,280)         --   (1,145,000)
Amounts received from
 landlords.............          --     1,050,000    2,911,201          --    1,103,564
                         -----------  -----------  -----------  -----------  ----------
   Net cash used in
    investing
    activities.........   (1,076,029)  (3,727,474)  (6,240,458)    (583,608) (2,383,585)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Proceeds from
 convertible debenture.          --     3,325,000          --           --          --
Proceeds from preferred
 stock.................          --     9,250,905    2,661,599      191,849         --
Proceeds from issuance
 of warrants...........          --       307,255       30,250          --          --
Preferred stock
 issuance costs........          --      (212,290)     (77,873)         --          --
Proceeds (payments)
 from note payable to
 investor..............          --     2,004,345   (2,004,345)  (2,004,345)        --
Proceeds from
 borrowings............      391,252      400,000      650,000          --          --
Payments on borrowings.     (405,024)    (622,589)  (1,111,051)    (147,427)   (500,920)
Repurchase of preferred
 stock.................     (100,000)         --           --           --      (50,000)
                         -----------  -----------  -----------  -----------  ----------
   Net cash provided by
    (used in) financing
    activities.........     (113,772)  14,452,626      148,580   (1,959,923)   (550,920)
                         -----------  -----------  -----------  -----------  ----------
Change in cash and cash
 equivalents...........   (3,369,890)   9,628,209   (7,389,981)  (3,116,368) (2,728,508)
Cash and cash
 equivalents, beginning
 of year...............    7,774,442    4,404,552   14,032,761   14,032,761   6,642,780
                         -----------  -----------  -----------  -----------  ----------
Cash and cash
 equivalents, end of
 year..................  $ 4,404,552  $14,032,761  $ 6,642,780  $10,916,393  $3,914,272
                         ===========  ===========  ===========  ===========  ==========

                See notes to consolidated financial statements.

                                 JEEPERS! INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION AS OF MARCH 29, 1998 AND FOR THE QUARTERS ENDED MARCH 30, 1997
                       AND MARCH 29, 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation and Business

  The accompanying consolidated financial statements include the accounts of Jeepers! Inc. and its wholly-owned subsidiaries ("Jeepers!" or the "Company"). Significant intercompany balances and transactions have been eliminated in consolidation.

  Jeepers! operates indoor animated theme parks (the "Parks") serving families with children up to the age of 12. The first Park commenced operations in 1988 under the trade name Jungle Jim's Playland ("Jungle Jim's"). The Company's Parks provide a broad variety of entertainment activities including amusement rides, play areas and skill games. The Company also offers a range of birthday party packages for children that combine food and special entertainment activities. The Parks, which consist of approximately 25,000 square feet, also incorporate a high level of thematic design including creative imagery, vivid graphics and engaging proprietary mascot characters. All Jeepers! Parks offer a full menu of items that appeal to both young children and their parents. The majority of Parks also serve Pizza Hut pizza pursuant to the terms and conditions of a master license agreement. As of December 28, 1997, the Company had fourteen Parks in operation throughout the United States.

 Fiscal Year

  The Company has adopted a fiscal year of 52- or 53-week periods that end on the Sunday closest to December 31. For purposes of these notes to consolidated financial statements, the fiscal years ended December 31, 1995, December 29, 1996 and December 28, 1997 are referred to as 1995, 1996 and 1997, respectively. Each fiscal year presented contains 52 weeks.

 Unaudited Interim Information

  In the opinion of management, the consolidated financial statements for the unaudited periods presented include all adjustments necessary for a fair presentation in accordance with generally accepted accounting principles, consisting solely of normal recurring accruals and adjustments. The results of operations and cash flows for the quarters ended March 30, 1997 and March 29, 1998 are not necessarily indicative of results which would be expected for a full fiscal year.

 Pro Forma Balance Sheet (unaudited)

  The unaudited pro forma balance sheet is presented to give pro forma effect to the conversion, immediately prior to the consummation of the initial public offering contemplated in this Prospectus, of all of the preferred stock issued and outstanding into 4,419,123 shares of common stock including accrued preferred stock dividends of approximately 915,000 shares through June 5, 1998.

 Revenue Recognition

  The Company derives its revenues from amusement rides, skill games, food and beverage and birthday parties. Revenues from Park admissions and rides are recognized at the time of sale. Revenues from birthday parties are recognized when services are provided.

 Significant Estimates

  In the process of preparing its consolidated financial statements, the Company estimates the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. The primary estimates underlying the Company's consolidated financial statements include the useful lives and recoverability of its assets such as property and intangibles, accruals for insurance and other matters. Management bases its estimates on certain assumptions, which they believe are reasonable in the circumstances, and while actual results could differ from those estimates, management does not believe that any change in those assumptions in the near term would have a material effect on the Company's consolidated financial position or the results of operation.

 Cash Flow Information

  For purposes of the consolidated statements of cash flows, the Company considers all highly liquid, short-term investments with original maturities of three months or less when purchased to be cash equivalents.

                                 JEEPERS! INC.

  Cash payments for interest aggregated approximately $228,000, $190,000 and $187,000 in 1995, 1996 and 1997, respectively.

  The Company paid no income taxes in 1995, 1996 and 1997.

  The Company recorded accretion of redeemable convertible preferred stock in the amount of $2,031,831 in 1995 and 1996 and $3,508,775 in 1997.

  Capital lease obligations of approximately $359,000 were incurred when the Company entered into leases for new Park games and office equipment in 1997. There were no capital lease obligations incurred by the Company in 1995 or 1996.

  Significant other non-cash investing and financing transactions are as follows:

 1995

  . The Company repurchased and retired 30,211 shares of Series B preferred stock for $100,000 and the cancellation of a $100,000 note receivable.

 1996

  . The Company converted $3,500,000 of 11% convertible notes into 3,181,814 shares of Series F preferred stock (see Note 5).

 1997

  . The Company issued 15,000 shares of Jeepers! common stock and 150,000 shares of Series F preferred stock in exchange for all outstanding shares of Family Fun Entertainment Limited ("FFEL") (see Note 2).

  . The Company executed approximately $1,350,000 of notes payable for new
    Park games (see Note 4).

  . The accounts payable balance at December 28, 1997 includes approximately
    $1,450,000 of invoices relating to capital expenditures.

 Concentration of Credit Risk

  The Company invests its cash and cash equivalents with institutions that have a strong credit rating. The Company has developed guidelines relative to investment risk and liquidity.

 Amounts Due From Landlords

  The amounts due from landlords at December 29, 1996, December 28, 1997 and March 29, 1998 relate to payments made by the Company for capital improvements which were made on behalf of the landlords.

 Inventories

  Inventories, which consist of food, beverages, merchandise and supplies, are stated at lower of cost (first-in, first-out method) or market. Inventories also include the initial cost of smallwares with replacements charged to expense when purchased.

 Equipment and Leasehold Improvements

  Equipment and leasehold improvements are stated at cost. Additions, renewals and betterments that extend the life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets. Leasehold improvements and assets capitalized pursuant to capital lease obligations are amortized over the shorter of the lease term or the estimated useful life. Useful lives are as follows:

      Rides and games............................................ 10 to 15 years
      Other equipment............................................  7 to 10 years
      Leasehold improvements..................................... 15 to 25 years

                                 JEEPERS! INC.

  Depreciation expense amounted to $513,127, $859,025, $1,024,121, $251,915 and $407,348 in 1995, 1996, 1997 and for the quarters ended March 30, 1997 and March 29, 1998, respectively.

 Advertising Costs

  Advertising costs are expensed as incurred. Advertising expenses amounted to approximately $472,000, $417,000, $519,000, $127,000 and $256,000, in 1995,
1996, 1997 and for the quarters ended March 30, 1997 and March 29, 1998, respectively.

 Pre-opening Costs

  The Company expenses pre-opening costs as they are incurred.

 Deferred Rent

  Deferred rent relates to leases which contain rent escalation clauses and/or free rent incentives. The Company records the total rent payable during the lease term on a straight line basis over the term of the lease.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Net Loss Per Share

  In 1997, the Company adopted the provisions of SFAS No. 128, "Earnings per Share." SFAS No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

  Basic and diluted historical net loss per share (see Note 11) was computed by dividing net loss plus accretion of redeemable convertible preferred stock (see Note 6) by the weighted average number of common shares outstanding. Common stock equivalents were antidilutive and therefore were not included in the computation of weighted average shares used in computing diluted loss per share for 1995, 1996, and 1997 and for the quarters ended March 30, 1997 and March 29, 1998, respectively.

 Accounting for Stock-Based Compensation

  The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." However, as permitted by SFAS No. 123, the Company continues to account for its stock-based plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (see Note 8).

 Accounting Pronouncements Not Yet Adopted

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public companies report information about operating segments in financial statements. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirements to report information about major customers. SFAS No. 131 is effective for the Company in fiscal 1998. The Company does not believe that the adoption of SFAS No. 131 will have a material effect on disclosures in the Company's financial statements.

                                 JEEPERS! INC.

2. ACQUISITIONS

  On March 5, 1997, the Company executed a series of agreements to purchase certain franchise rights and operations of a franchisee of the Company in Illinois. The interests acquired included: (1) the limited partnership interest (39%) in FFEL for $168,000, including $80,000 in cash and an $88,000 note payable (including accrued interest of $8,000) due on March 4, 1998, (2) Illinois franchise rights for 150,000 shares of Series F preferred stock (see
Note 6) and (3) the option to purchase the entire general partnership interest (61%) for 15,000 shares of common stock, valued at $150,000, upon exercise.

  On December 28, 1997, the Company exercised its option to acquire the general partnership interest in FFEL. The Company has accounted for this acquisition using the purchase method of accounting. The consolidated financial statements include the results of operations, adjusted for the majority owners' share of earnings, which were not material, for the period prior to December 28, 1997, of FFEL from the date of initial acquisition (March 5, 1997). The purchase price of approximately $650,000, including the assumption of a $100,000 loan, has been allocated principally to rides, games and other equipment based on their estimated fair market values at the date of acquisition, as determined by an independent valuation obtained by the Company.

  The following unaudited pro forma results of operations assume that the purchase transaction described above occurred at the beginning of 1995, 1996 and 1997. In addition to combining historical results of operations, the unaudited pro forma amounts shown include adjustments for the estimated effect of depreciation, amortization and interest expense associated with such transaction. The unaudited pro forma information below does not purport to be indicative of the results of operations that would have actually been achieved if the transaction described above had actually been consummated as of the beginning of 1995, 1996 and 1997. In addition, the unaudited pro forma information below does not purport to be indicative of the results of operations which may be achieved in the future.

                                            1995         1996         1997
                                         -----------  -----------  -----------
      Revenues.......................... $ 8,915,735  $11,480,612  $16,658,483
      Net loss..........................  (2,526,328)  (3,523,935)  (4,583,437)
      Pro forma net loss per share of    $    (27.54) $    (33.57) $    (48.90)
       common stock..................... ===========  ===========  ===========

3. IMPAIRMENT AND PARK CLOSING COSTS

  In 1996, the Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires the Company to evaluate the carrying value of long-lived assets including equipment and leaseholds whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under SFAS No. 121, an assessment is made to determine if the sum of the expected future undiscounted cash flows from the use of the assets and eventual disposition is less than the carrying value. If the sum of the expected undiscounted cash flows is less than the carrying value, an impairment loss is recognized by measuring the excess of carrying value over fair value (generally estimated by projected future discounted cash flows from the applicable operation or independent appraisal).

  During 1996, the Company developed two scaled-down versions of the Jeepers! prototype ("Jeepers Jr!s") which are operated by the Company within Toys "R" Us Kids World ("Kids World") superstores pursuant to a license agreement. In 1997, the Wall Street Journal reported that Toys "R" Us would not open additional Kids World superstores. Further, due to the uncertainty of future cash flows associated with both Jeepers Jr!s, the Company recorded an impairment charge of approximately $1,280,000. The provision includes charges for impairments to the carrying value of all Jeepers Jr! assets including rides, games and leasehold improvements.

                                 JEEPERS! INC.

  In 1996, the Company recorded an impairment charge of approximately $600,000 relating to certain leasehold improvements, rides and games at one Jungle Jim's Playland. In 1997, the Company accrued approximately $368,000 of exit costs, primarily for lease settlements, relating to the closing of the same Jungle Jim's Playland. Revenues associated with this Jungle Jim's Playland amounted to approximately $1,365,000, $1,142,000 and $939,000 in 1995, 1996
and 1997, respectively.

  In 1996, the Company also accrued $150,000 of additional exit costs, primarily for lease settlements, relating to the closing of one of the earlier generation Jungle Jim's Playland that closed in 1995. In June 1997, the Company settled its final obligations relating to the same Jungle Jim's Playland. Contractual lease costs of $262,000 were charged during 1996 against the reserve that was established in 1995.

  During 1995, the Company incurred $428,000 and $72,000 of impairment and closing costs, respectively, relating to the closing of two Jungle Jim's Playlands. Revenues associated with these two Jungle Jim's Playlands amounted to approximately $1,193,000 in 1995.

4. LONG-TERM DEBT

  The components of long-term debt are as follows:

                                                                    MARCH 29,
                                            1996         1997         1998
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
      Borrowings under master line-of-
       credit........................... $   928,679  $   487,880  $   337,972
      Notes payable to Toys "R" Us......     397,500      377,500      372,500
      Notes payable to investor/limited
       partners.........................   2,004,345       80,000          --
      Loan from financial institution...         --       105,770       88,853
      Notes payable to lenders..........      92,400      959,881      756,113
      Notes payable to landlord.........         --       624,899      599,284
      Capital leases (see Note 7).......         --       290,439      270,727
                                         -----------  -----------  -----------
                                           3,422,924    2,926,369    2,425,449
      Less current portion..............  (2,590,005)  (1,568,384)  (1,665,708)
                                         -----------  -----------  -----------
                                         $   832,919  $ 1,357,985  $   759,741
                                         ===========  ===========  ===========

  The Company has various debt agreements (the "Agreements") pursuant to the terms and conditions of a master line-of-credit with a financing company. The Agreements require monthly payments of principal and interest, ranging from $2,413 to $12,060, with interest charges on the various notes ranging between 10.5% and 13% per annum. Borrowings under the master line-of-credit and related Agreements are for the purchase of rides, games and equipment at Park locations. The Agreements are collateralized by the rides, games and equipment.

  During 1996, the Company executed two notes with Toys "R" Us which require equal monthly payments of principal and interest of $933. At December 28, 1997, the unpaid balance on these notes aggregated $377,500, with an effective interest rate of 10.7%. The notes are collateralized by the assets at each location.

  The note payable of $2,004,345 relates to a 1996 loan from an investor that was made in anticipation of proceeds to be received from the issuance of Series F preferred stock. The loan was repaid in January 1997.

  On March 5, 1997, in connection with the acquisition of FFEL (see Note 2), the Company executed unsecured promissory notes with various limited partners in the aggregate principal amount of $80,000. Each note bears interest at the rate of 10% per annum and matures on March 4, 1998. The Company also assumed a $400,000 loan obtained from a financial institution. The loan requires the Company to pay monthly principal

                                 JEEPERS! INC.

and interest payments of approximately $6,770. The loan bears interest at the rate of 11.25% per annum and matures in May 1999. The loan is collateralized by the assets of the Park.

  In October 1997, the Company executed a $650,000 note payable to a landlord relating to the construction of one Jeepers! Park. The note, which bears interest at the rate of 10.45% per annum, requires monthly principal and interest payments of $13,955. The Company is required to make accelerated principal prepayments based on certain Park operating profit levels as defined in the lease agreement. At December 28, 1997, the unpaid balance on this note aggregated $624,899.

  The Company has also entered into various notes payable with certain lenders for the purchase of Park rides and games. These notes require the Company to make weekly principal and interest payments ranging between $2,000 to $3,000 over a term of 18 to 30 months. These notes bear interest at the rate of 12% to 13% per annum and are collateralized by the rides and games.

  Maturities of long-term debt, including capital lease obligations, at December 28, 1997 are as follows:

      1998..........................................................  $1,568,384
      1999..........................................................     896,335
      2000..........................................................     123,597
      2001..........................................................      30,579
      2002..........................................................      30,579
      Thereafter....................................................     276,895
                                                                      ----------
          Total.....................................................  $2,926,369
                                                                      ==========

5. CONVERTIBLE DEBENTURES

  In November 1996, the Company issued $3,500,000 of 11% convertible notes at a discount of $175,000, due November 1, 2002. All of the Company's convertible notes were converted into 3,181,814 shares of Series F preferred stock as of December 29, 1996 at a conversion rate of $1.10 per share. The total principal amount converted was credited to preferred stock.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND WARRANTS

 Redeemable Convertible Preferred Stock

  Redeemable convertible preferred stock is recorded upon issuance at fair value, net of issuance costs, and is periodically accreted to redemption value principally as the result of accrued and unpaid preferred stock dividends.

  Each share of preferred stock is convertible, at the option of the holder, at any time, into a number of common shares determined by dividing the redemption price by a conversion price per share. Each holder of preferred shares who converts his preferred shares to common shares, in lieu of accepting cash for accrued and unpaid dividends, may request that the Company pay such dividends in shares of common stock. The number of shares of common stock to be issued upon such election is determined by dividing accrued and unpaid dividends by a conversion price per share. The conversion price for each share of preferred stock is $10.00 per share for Series A, B and D, and $11.00 per share for Series C and F, and is subject to adjustment, including stock splits, combinations, stock dividends, recapitalization, reclassification or reorganization. The conversion price for accrued and unpaid dividends is $11.00 for all series. Each holder of preferred shares has the right to vote at the rate of the largest number of full shares of common stock into which all shares of preferred stock could be converted.

                                 JEEPERS! INC.

  On April 29, 2004, the holders of the preferred shares have the option to require that the Company redeem all or a portion of their outstanding shares at the redemption price. Commencing April 29, 2005, the Company shall have the right to redeem all or any portion of the preferred shares outstanding. The redemption price is $7.07 per share for Series A and D, $6.62 per share for Series B, and $1.10 for Series C and F, plus accrued and unpaid dividends.

  Dividends are cumulative at $0.6363 per share for Series A and D, $0.5956 per share for Series B and $0.0990 per share for Series C and F. At December 29, 1996, December 28, 1997 and March 29, 1998, there were cumulative dividends in arrears of approximately $5,280,000, $8,606,000 and $9,453,000, respectively. In the event of liquidation, the Series A, B, C, D and F preferred shareholders are to be paid out of assets available to shareholders at $7.07, $6.62, $1.10, $7.07 and $1.10 per share, respectively, plus all accrued but unpaid dividends, before any payment is made to common shareholders.

 Warrants

  The Company has issued warrants to purchase 135,000 shares of common stock at a strike price of $7.30 per share. The warrants expire in 2001.

  In addition, the Company has issued warrants to purchase 7,500 and 5,000 shares of common stock at a strike price of $13.20 and $20.00 per share, respectively. These warrants expire in 2002.

7. COMMITMENT AND CONTINGENCIES

 Leases

  The Company leases all of its Park locations and corporate offices under long-term noncancelable lease agreements. Most of the lease agreements contain renewal options and require the Company to pay real estate taxes. Certain agreements provide for contingent rental payments based on revenues, and certain agreements are collateralized by the rides, games and equipment at the respective Park location.

  Future minimum lease payments pursuant to leases with noncancelable lease terms in excess of one year at December 28, 1997 are as follows:

      YEAR ENDING                                            OPERATING  CAPITAL
      -----------                                           ----------- --------
        1998............................................... $ 1,980,586 $115,956
        1999...............................................   1,994,115  116,792
        2000...............................................   2,007,916  110,072
        2001...............................................   2,021,993   12,166
        2002...............................................   2,086,175   11,152
        Thereafter.........................................  17,203,117      --
                                                            ----------- --------
      Total future minimum lease payments.................. $27,293,902 $366,138
                                                            ===========
      Less amount representing interest....................               75,699
                                                                        --------
      Present value of future minimum lease payments.......             $290,439
                                                                        ========

  Rent expense totaled $1,263,339, $1,286,240 and $2,150,092 for 1995, 1996 and 1997, respectively.

  Included in equipment and leasehold improvements at December 28, 1997 and March 29, 1998 is $359,000 of equipment held pursuant to capital lease arrangements. The Company had no capital leases in 1996 and 1995. The related accumulated amortization was approximately $14,200 and $23,800 at December 28, 1997 and March 29, 1998, respectively.

                                 JEEPERS! INC.

 Litigation

  The Company is engaged in various legal actions arising in the ordinary course of business against which, in the judgment of management based upon consultation with legal counsel, the Company has adequate legal defenses or insurance coverage. The Company also believes that the ultimate outcome of such actions would not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

8. STOCK OPTION PLANS

  The Company has five stock option plans: the 1991 Stock Option Plan (the "1991 Plan"), the 1991 Management Stock Option Plan (the "1991 Management Plan"), the 1993 Stock Option Plan (the "1993 Plan"), the 1994 Stock Option Plan (the "1994 Plan") and the 1995 Stock Option Plan (the "1995 Plan") (collectively, the "Plans"). Pursuant to the Plans, the Company may grant to management and key employees incentive and nonqualified options to purchase up to 427,792 shares of common stock. The options are exercisable over a period determined by the Company's Board of Directors, but not longer than ten years after the date granted. The vesting schedule for the options granted is determined by the Board of Directors. The exercise price of these options may not be less than the fair market value at the date of the grant. In February 1997, the exercise price of all options previously granted under the 1995 Plan was reduced from $11.00 to $8.00 per share in order to reflect the reduction in value of the Company's common stock resulting from the effect of the accumulated redeemable convertible preferred stock dividends (see Note 6).

  The following table summarizes the Company's stock option activity for the periods presented:

                                1995               1996              1997
                          ------------------ ----------------- -----------------
                                    WEIGHTED          WEIGHTED          WEIGHTED
                                    AVERAGE           AVERAGE           AVERAGE
                                    EXERCISE          EXERCISE          EXERCISE
                          OPTIONS    PRICE   OPTIONS   PRICE   OPTIONS   PRICE
                          --------  -------- -------  -------- -------  --------
Outstanding at beginning
 of period..............   246,901   $10.19   48,864   $9.12    64,035   $ 8.35
Granted.................    25,700     8.00   42,875    8.00    62,950    10.73
Canceled................  (223,737)   10.18  (27,704)   9.16    (4,850)    8.00
                          --------   ------  -------   -----   -------   ------
Outstanding at end of
 period.................    48,864   $ 9.12   64,035   $8.35   122,135   $ 9.59
                          ========   ======  =======   =====   =======   ======
Options exercisable at
 end of period..........     2,000   $10.70    5,140   $8.00    16,360   $ 8.87
                          ========   ======  =======   =====   =======   ======

  The weighted average remaining contractual life of the Plans' options outstanding at December 28, 1997 was nine years. Options available for future grants under the Plans were 238,929, 253,757, and 305,657 at December 31, 1995, December 29, 1996 and December 28, 1997, respectively.

  In addition, during 1995, the Company granted non-qualified options to the Chairman, President and Chief Executive Officer to purchase 200,000 shares at $11.00 per share, 100,000 shares at $16.50 per share and 100,000 shares at $22.00 per share. These options have a contractual life of eight years and vest in equal quarterly installments over four years. In connection with the February 1997 option repricing discussed above, the exercise price of the options was reduced to $8.00, $12.00 and $16.00 per share, respectively. Furthermore, effective April 1997, the exercise price of the options was reduced to $5.50 per share which, in the view of the Company, was not less than the fair market value of the common stock of the Company. There has been no other activity relating to this agreement during 1997.

  Pro forma information regarding net loss and pro forma net loss per share is required by SFAS No. 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method prescribed by SFAS No. 123. The fair value for options granted was estimated at the date of grant using the Black-Scholes option valuation model. The following weighted average assumptions were used for 1995, 1996, and 1997: risk-free interest rates of 6.0%-6.5%; no dividend yield; a .001 volatility factor; and an expected life of the options of 8.4 years.

                                 JEEPERS! INC.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics different from those of traded options, and because the changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the option is amortized to expense over the option's vesting period. Because SFAS No. 123 requires compensation expense to be recognized over the vesting period, the impact on pro forma net loss, as reported below, may not be representative of the pro forma compensation expense in future years. Pro forma net loss and net loss per common share for 1995, 1996 and 1997 were not materially different from reported amounts.

9. EMPLOYEE BENEFIT PLANS

  The Company sponsors a 401(k) retirement plan that is considered a defined contribution discretionary plan and covers all employees meeting certain requirements. The amount an individual employee may contribute to the plan ranges between 1% and 15% of their compensation. The Company made no contributions during 1995, 1996 and 1997. The Company has not yet made a fiscal 1998 discretionary contribution.

  Effective October 10, 1997, the Company implemented a nonqualified executive deferred compensation plan providing retirement benefits to certain Company executives. Eligible participants may elect to defer a percentage, or a specific dollar amount, of their salary or bonus (as defined in the plan) each year. Such amounts are credited to the participant's individual account. At December 28, 1997 and March 29, 1998, $125,000 has been accrued by the Company representing deferred compensation of a certain executive.

10. INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 29, 1996 and December 28, 1997 are as follows:

                                                           1996        1997
                                                        ----------  ----------
      DEFERRED TAX ASSETS:
        Net operating loss carryforward................ $4,551,000  $5,546,000
        Asset impairment charge........................    204,000     656,000
        Accrual for park closing costs.................    120,000     127,000
        Other..........................................    341,000     511,000
                                                        ----------  ----------
          Total deferred tax assets....................  5,216,000   6,840,000
      DEFERRED TAX LIABILITIES:
        Depreciation...................................   (662,000)   (756,000)
        Other..........................................    (11,000)        --
                                                        ----------  ----------
          Total deferred tax liabilities...............   (673,000)   (756,000)
                                                        ----------  ----------
          Net deferred tax assets......................  4,543,000   6,084,000
                                                        ----------  ----------
          Total valuation allowance.................... (4,543,000) (6,084,000)
                                                        ----------  ----------
                                                        $      --   $      --
                                                        ==========  ==========

                                 JEEPERS! INC.

  Due to the uncertainties which exist as to the future utilization of the net operating loss carryforwards under the criteria set forth under SFAS No. 109, it is management's opinion that a valuation allowance for net deferred tax assets should be established at December 29, 1996 and December 28, 1997. The Company has net operating loss carryforwards for federal income tax purposes of approximately $16 million which, if not used, will begin to expire in years 2006 and thereafter. The Company's ability to utilize loss carryforwards is subject to limitations as defined in Internal Revenue Code Section 382.

11. EARNINGS (LOSS) PER SHARE

  The following table sets forth the computation of basic, diluted, and unaudited pro forma net income (loss) per share:

                                                                                   QUARTER ENDED
                                                                              ------------------------  PRO FORMA
                                                                  PRO FORMA    MARCH 30     MARCH 29,   MARCH 29,
                             1995         1996         1997         1997         1997         1998        1998
                          -----------  -----------  -----------  -----------  -----------  ----------- -----------
                                                                 (UNAUDITED)  (UNAUDITED)  (UNAUDITED) (UNAUDITED)
                                                                 -----------  -----------  ----------- -----------
Numerator:
 Net income (loss)......  $(2,617,588) $(3,591,736) $(4,599,905) $(4,599,905) $  (299,975)  $ 146,321   $ 146,321
 Accretion of redeemable
  convertible preferred
  stock.................   (2,031,831)  (2,031,831)  (3,508,775)         --      (877,194)   (877,194)        --
                          -----------  -----------  -----------  -----------  -----------   ---------   ---------
                          $(4,649,419) $(5,623,567) $(8,108,680) $(4,599,905) $(1,177,169)  $(730,873)   $146,321
                          ===========  ===========  ===========  ===========  ===========   =========   =========
Denominator:
 Denominator for basic
  and diluted net loss
  per share--weighted
  average shares........      165,500      165,500      165,500      165,500      165,500     180,500     180,500
 Redeemable convertible
  preferred stock.......          --           --           --     4,293,197          --          --    4,363,526
                          -----------  -----------  -----------  -----------  -----------   ---------   ---------
                              165,500      165,500      165,500    4,458,697      165,500     180,500   4,544,026
                          ===========  ===========  ===========  ===========  ===========   =========   =========
Basic net income (loss)
 per share..............  $    (28.09) $    (33.98) $    (49.00)              $     (7.11)  $   (4.05)
                          ===========  ===========  ===========               ===========   =========
Diluted net income
 (loss) per share.......  $    (28.09) $    (33.98) $    (49.00)              $     (7.11)  $   (4.05)
                          ===========  ===========  ===========               ===========   =========
Unaudited pro forma net
 income (loss) per
 share..................                                         $     (1.03)                           $    0.03
                                                                 ===========                            =========

  Unaudited pro forma net income (loss) per share was computed by dividing net income (loss) by the unaudited weighted average number of shares of common stock outstanding plus the conversion of all outstanding preferred stock (see
Note 6 for discussion of conversion price), including accrued and unpaid preferred stock dividends at December 28, 1997 and March 29, 1998, into 4,293,197 and 4,363,526 shares of common stock, respectively, which will occur immediately prior to consummation of the Company's initial public offering (see Note 13).

                                 JEEPERS! INC.

12. YEAR 2000 ISSUE (UNAUDITED)

  The Company has reviewed its computer programs and systems to ensure that the programs and systems will function properly and be Year 2000 compliant. The Company presently believes that the Year 2000 issue will not pose any significant operational problems for the Company's computer systems. However, the Year 2000 issue may impact other entities with which the Company transacts business, and the Company cannot predict the effect of the Year 2000 issue on such entities and, in turn, the impact of any such effect on the Company.

13. SUBSEQUENT EVENTS

  In March 1998, the Board of Directors of the Company authorized management to file a registration statement with the Securities and Exchange Commission in order to permit the Company to sell shares of its common stock to the public. If the offering is consummated under terms presently anticipated, all of the preferred stock issued and outstanding will automatically convert into 4,419,123 shares of common stock including accrued preferred stock dividends of approximately 915,000 shares through June 5, 1998. Immediately following such conversions, all currently outstanding shares of preferred stock will be canceled, retired and eliminated from the Company's authorized shares of capital stock and the number of authorized shares of preferred stock will be decreased to approximately 5,000,000 shares.

  In March 1998, the Company obtained a $5.0 million term loan (the " term loan facility") for purposes of financing new rides and equipment. Borrowings under the term loan facility bear interest at a coupon rate of 10.0% per annum. Terms of the term loan facility also require principal and interest payments over 48 months with additional payments at the end of the loan facility period (resulting in an effective interest rate of approximately 15.25%). The Company has no borrowings outstanding under this facility.

  A reverse stock split was approved by the Company's Board of Directors on April 6, 1998, whereby one share of common stock is outstanding after the split for each 10 shares of common stock outstanding prior to the split. All share and per share amounts related to common stock presented in the accompanying consolidated financial statements have been restated to reflect the reverse stock split.

  In May 1998, the Company obtained a commitment for a $7.5 million revolving credit and term loan facility (the "revolving loan facility") for the purpose of financing new equipment and new Park buildout expenses. Borrowings under the revolving loan facility bear interest at prime rate. Commencing on the first anniversary of the closing date all principal outstanding under such facility will convert to a term loan with equal monthly principal payments and a final maturity on December 31, 2002. The revolving loan facility has not yet closed and no borrowings are outstanding thereunder.

NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITA-TION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITA-TION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   13
Dividend Policy...........................................................   13
Capitalization............................................................   14
Dilution..................................................................   15
Selected Consolidated Financial Data......................................   16
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   17
Business..................................................................   23
Management................................................................   32
Certain Relationships and Related Transactions............................   39
Principal Stockholders....................................................   40
Shares Eligible for Future Sale...........................................   41
Description of Capital Stock..............................................   42
Underwriting..............................................................   45
Legal Matters.............................................................   46
Experts...................................................................   46
Available Information.....................................................   47
Index to Consolidated Financial Statements................................  F-1

                                ---------------

UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THE PROSPECTUS), ALL DEAL-
ERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, REGISTERED SE-CURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UN-SOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             2,000,000 Shares

                               [LOGO OF JEEPERS]

                                 Common Stock

                             ---------------------

                                  PROSPECTUS

                             ---------------------

                              Piper Jaffray inc.

                                Cowen & Company

                      Gerard Klauer Mattison & Co., Inc.

                                          , 1998

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the Registrant's estimated expenses in connection with the issuance of the securities being registered, other than underwriting discounts and commissions.

      Securities and Exchange Commission Registration Fee............  $10,856
      NASD Filing Fee................................................    3,950
      Printing and Engraving Expenses................................  200,000
      Counsel Fees and Expenses......................................  300,000
      Accountants' Fees and Expenses.................................  250,000
      Transfer Agent and Registrar Fees and Expenses.................    3,500
      Nasdaq National Market Listing Fee.............................   66,875
      Miscellaneous..................................................   64,819
                                                                      --------
          Total...................................................... $900,000
                                                                      ========

--------
*To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law (the "DGCL"), the law of the state in which the Registrant is incorporated, empowers a corporation within certain limitations to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with any action, suit or proceeding to which he is or was threatened to be a party by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as long as he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, he must have had no reasonable cause to believe his conduct was unlawful. No such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the Court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all of the circumstances of the case such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

  Pursuant to the Registrant's Certificate of Incorporation and Bylaws, the Registrant is obligated to indemnify, to the fullest extent permitted by applicable law, any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, agent, employee or other similar functionary of another entity, against all expenses (including attorney's fees), liability, loss, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. The Registrant's Bylaws provide that such indemnification shall be made if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the proceeding was initiated by such person, the Certificate of Incorporation requires that such proceeding be authorized by the Board as a condition to the right to indemnification. The Registrant also is obligated to pay the expenses of such indemnified persons in advance of the final disposition of such action, suit or proceeding upon certain conditions.

  As permitted by Section 102 of the DGCL, the Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL and (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On November 1, 1996, the Company issued to CCI, J.P. Morgan, Sixty Wall Street SBIC Fund L.P., Dickstein & Co., L.P., Dickstein International Limited, Dickstein Focus Fund L.P. and Shad Run-JJ Nominee Corporation convertible notes due November 1, 2002 (the "Notes") in an aggregate principal amount of $3,500,000 and warrants to purchase 70,000 shares of Common Stock, for an aggregate purchase price of $3,500,000. The Notes were converted into 1,359,683 shares of Series F Preferred Stock and warrants to purchase 6,242 shares of Common Stock (other than the Notes held by CCI, which were redeemed by the Company) in connection with the issuance of the Series F Preferred Stock on December 26, 1996. The warrants are exercisable into shares of Common Stock of the Company at a price of $7.33 per share, subject to adjustment. Such sale was exempt from registration pursuant to Section 4(2) of the Securities Act.

  Pursuant to a purchase agreement dated December 26, 1996 (the "December 1996 Agreement"), the Company issued on such date to certain of the investors referred to above, as well as to certain affiliates of Centre Partners II LLC and Generation Capital Partners L.P. and to certain additional investors, 10,526,673 shares of Series F Preferred Stock and warrants to purchase 48,325 shares of Common Stock for an aggregate purchase price of $11,579,341. Pursuant to the December 1996 Agreement, on March 31, 1997 the Company issued to Braemar Capital Partners I, L.P. and to certain other investors party to such agreement 2,272,727 shares of Series F Preferred Stock and warrants to purchase 10,433 shares of Common Stock, for an aggregate purchase price of $2,499,999. The warrants are exercisable at a price of $7.33 per share, subject to adjustment. Such sales were exempt from registration pursuant to
Section 4(2) of the Securities Act.

  During 1997, the Company issued warrants to purchase an aggregate of 17,500 shares of Common Stock to certain landlords in connection with leases entered into by the Company with respect to certain Park locations. The warrants are exercisable at prices of $13.20 to $20.00 per share, subject to adjustment. Such sale was exempt from registration pursuant to Section 4(2) of the Securities Act.

  On March 5, 1997, the Company issued to Swento & Company ("Swento"), a former franchisee in Des Plaines, Illinois, 150,000 shares of Series F Preferred Stock in consideration for the granting of the franchise rights for the Company's first-generation Park located in Des Plaines, Illinois. Such sale was exempt from registration pursuant to Section 4(2) of the Securities Act.

  On December 28, 1997, the Company issued to Swento 15,000 shares of Common Stock in consideration for the general partnership interest in the owner of the Company's Chicago-area franchise. Such sale was exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  The following documents are filed as part of this Registration Statement:

  (a) EXHIBITS

     EXHIBIT NO.                        DESCRIPTION
     -----------                        -----------
      1.1        Form of Purchase Agreement.
      3.1        Restated Certificate of Incorporation of the Registrant,
                 as amended.
      3.2        Bylaws of the Registrant.**
      4.1        Form of Common Stock certificate.*
      5.1        Opinion of Weil, Gotshal & Manges LLP.*

     10.1      Registrant's 1995 Stock Option Plan.**
     10.2      Registrant's 1998 Incentive and Capital Accumulation Plan.
     10.3      Fourth Amended and Restated Stockholders' Agreement.
     10.4      Employment Agreement between the Registrant and Nabil N.
               El-Hage, as amended.
     10.5      Option Agreement between the Registrant and Nabil N. El-
               Hage, as amended.**
     10.6      Master License Agreement between Registrant and Pizza Hut,
               Inc. dated September 20, 1993, as amended.
     10.7      Loan Agreement between the Registrant and Leasing Technol-
               ogies International Inc.*
     21        Subsidiaries of Registrant.**
     23.1      Consent of Ernst & Young LLP.
     23.2      Consent of Weil, Gotshal & Manges LLP (included in Exhibit
               5.1)*
     24        Power of Attorney (included in the signature pages to Reg-
               istration Statement).**
     27        Financial Data Schedule.**

--------
 *To be filed by amendment.
**Previously filed.

  (b) FINANCIAL STATEMENT SCHEDULES

    Not applicable.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant under the DGCL or pursuant to the Registrant's Certificate of Incorporation or Bylaws or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on May 19, 1998.

                                          Jeepers! Inc.
                                           (Registrant)

                                                   /s/ Nabil N. El-Hage
                                          By __________________________________
                                                     Nabil N. El-Hage
                                                    President and Chief
                                                     Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


       /s/  Nabil N. El-Hage         Chairman, President and          May 19, 1998
____________________________________  Chief Executive Officer
          Nabil N. El-Hage            (Principal Executive
                                      Officer)

                 *                   Chief Financial Officer          May 19, 1998
____________________________________  (Principal Financial
       Kenneth J. Sanginario          Officer and Principal
                                      Accounting Officer)

                 *                   Director                         May 19, 1998
 ___________________________________
           Paul F. Balser

                 *                   Director                         May 19, 1998
____________________________________
          Mark E. Jennings

                 *                   Director                         May 19, 1998
____________________________________
          Mark L. Kaufman


                 *                   Director                         May 19, 1998
____________________________________
          Bruce G. Pollack

                 *                   Director                         May 19, 1998
____________________________________
         Jonathan H. Kagan


         /s/ Nabil N. El-Hage
*By _________________________________
           Nabil N. El-Hage
           Attorney-in Fact

                                 EXHIBIT INDEX

     EXHIBIT NO.                        DESCRIPTION
     -----------                        -----------
      1.1        Form of Purchase Agreement.
      3.1        Restated Certificate of Incorporation of the Registrant,
                 as amended.
      3.2        Bylaws of the Registrant.**
      4.1        Form of Common Stock certificate.*
      5.1        Opinion of Weil, Gotshal & Manges LLP.*
     10.1        Registrant's 1995 Stock Option Plan.**
     10.2        Registrant's 1998 Incentive and Capital Accumulation
                 Plan.
     10.3        Fourth Amended and Restated Stockholders' Agreement.
     10.4        Employment Agreement between the Registrant and Nabil N.
                 El-Hage, as amended.
     10.5        Option Agreement between the Registrant and Nabil N. El-
                 Hage, as amended.**
     10.6        Master License Agreement between Registrant and Pizza
                 Hut, Inc. dated September 20, 1993, as amended.
     10.7        Loan Agreement between the Registrant and Leasing Tech-
                 nologies International Inc.*
     21          Subsidiaries of Registrant.**
     23.1        Consent of Ernst & Young LLP.
     23.2        Consent of Weil, Gotshal & Manges LLP (included in Ex-
                 hibit 5.1)*
     24          Power of Attorney (included in the signature pages to
                 Registration Statement).**
     27          Financial Data Schedule.**

--------
 *To be filed by amendment.
**Previously filed.